Exhibit 10.39

EXECUTION VERSION

CREDIT AGREEMENT

dated as of October 15, 2014,

among

HA WIND I LLC,

as the Borrower,

THE FINANCIAL INSTITUTIONS AND OTHER PERSONS FROM TIME TO TIME PARTIES HERETO,

as the Lenders

and

BANK OF AMERICA, N.A.,

as Administrative Agent and Collateral Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

Exhibits

Exhibit A	-	Reserved
Exhibit B	-	Form of Assignment Agreement and Administrative Questionnaire
Exhibit C	-	Reserved
Exhibit D	-	Form of Term Loan Note
Exhibit E	-	Form of Notice of Borrowing
Exhibit F-1	-	Form of Vento I ROFO Notice
Exhibit F-2	-	Form of Oasis ROFO Notice
Exhibit F-3	-	Form of Sand Bluff ROFO Notice
Exhibit F-4A	-	Form of Scurry County Class A ROFO Notice
Exhibit F-4B	-	Form of Scurry County Class B ROFO Notice
Exhibit G	-	Forms of U.S. Tax Compliance Certificates
Exhibit H	-	Form of Conversion Notice

Schedules

Schedule I	-	Lenders
Schedule 3.01	-	Target Debt Balance
Schedule 6.03	-	Authorized Capitalization; Capital Stock
Schedule 6.04	-	Violations of Applicable Laws
Schedule 6.05		Title Policies
Schedule 6.08	-	Project Documents
Schedule 6.14	-	Legal and Other Proceedings
Schedule 6.23	-	Regulation

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of October 15, 2014 (this “Agreement”), is made by and among HA WIND I LLC, a Delaware limited liability company (the “Borrower”), the various financial institutions and other Persons (as defined below) from time to time parties hereto as lenders (the “Lenders”), and BANK OF AMERICA, N.A., as collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”) and as Administrative Agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, HAT Holdings II LLC (the “Parent”) is the direct owner of 100% of the Capital Stock of the Borrower, which is the direct owner of Capital Stock in Portfolio, which is the direct owner of Capital Stock in the Holding Companies; and

WHEREAS, the Borrower has requested that the Lenders make a term loan to the Borrower;

NOW, THEREFORE, the Lenders are willing to make a term loan to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows.

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01 Defined Terms. The following terms when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings:

“Accounts” means the accounts established under the Depositary Agreement, including the Revenue Account, the Debt Payment Account, the Debt Reserve Account, and the Distribution Account.

“Additional Principal Payment Amount” is defined in Section 3.01.

“Additional Project Document” means any contract or agreement entered into on or after the Closing Date in respect of the ownership, construction, operation, maintenance or modification of a Project (including any Power Purchase Agreement, but excluding any Financing Document) the execution of which requires prior written consent of the Borrower or Portfolio, as applicable, in accordance with the terms of the applicable Holding Company LLC Agreement.

“Administrative Agent” is defined in the preamble and includes each other Person appointed as the successor Administrative Agent pursuant to Section 11.06.

“Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Lenders from time to time.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit B or any other form approved by the Administrative Agent.

“Affected Lender” is defined in Section 12.11(m).

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Transaction” is defined in Section 9.06.

“Agents” means the Administrative Agent and the Collateral Agent.

“Agreement” is defined in the preamble.

“Applicable Law” means any constitution, statute, law, rule, regulation, ordinance, judgment, order, decree or Governmental Approval, or any published directive or requirement that has the force of law, or other governmental restriction that has the force of law, or any determination by, or interpretation of any of the foregoing by, any judicial authority, applicable to and/or binding on a given Person or any Project, as the context may require, whether in effect as of the Closing Date or thereafter and in each case as amended.

“Applicable Lending Office” means the office of a Lender designated as its “Applicable Lending Office” on Schedule I or in a Lender Assignment Agreement, or such other office of such Lender (or of an Affiliate of such Lender) as may be designated from time to time by notice from such Lender to the Administrative Agent and the Borrower.

“Approved Fund” means any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, and (b) is administered or managed by a Lender, an Affiliate of a Lender or a Person or an Affiliate of a Person that administers or manages a Lender.

“Asset Sale” is defined in Section 9.04(e).

“Authorized Officer” of any Person means the chief executive officer, president, chief financial officer, principal accounting officer, treasurer, assistant treasurer or any vice president or other Person authorized to act on behalf of such Person as designated from time to time in a certificate of such Person delivered to the Administrative Agent, the Collateral Agent and the Depositary (including the certificate delivered pursuant to Section 5.01(b)(C)(4)).

“BANA” means Bank of America, N.A.

“Base Case Financial Model” is defined in Section 5.01(n).

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” means:

(a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b) with respect to a partnership, the board of directors of the general partner of the partnership or any committee duly authorized and empowered to take action on behalf of such partnership by the partnership agreement of such partnership;

(c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” is defined in the preamble.

“Borrower’s Account” means the account of the Borrower specified by the Borrower in writing to the Administrative Agent from time to time.

“Borrowing” is defined in Section 2.01.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to remain closed.

“Capital Expenditures” means any expenses that are capitalized on the Borrower’s or any Portfolio Company’s, as applicable, balance sheet in accordance with GAAP.

“Capital Stock” means:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, including all warrants, options or other rights to acquire any of the foregoing, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence, after the date of this Agreement, of either of the following: (i) Sponsor ceases to own and control, beneficially and of record, directly or indirectly at least fifty and one-tenth percent (50.1%) of the aggregate issued and outstanding Capital Stock of the Parent or (ii) the Parent ceases to own and control, beneficially and of record, 100% of the aggregate issued and outstanding Capital Stock of the Borrower.

“Closing Date” means the date on which the conditions set forth in Section 5.01 of this Agreement shall have been satisfied or waived.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, in each case as amended, reformed or otherwise modified from time to time.

“Collateral” means all collateral pledged, or in respect of which a lien is granted, pursuant to the Security Documents.

“Collateral Agent” is defined in the preamble.

“Communications” is defined in Section 11.11(a).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as applied to any Person, any provision of any indenture, mortgage, deed of trust, credit agreement, contract, undertaking or other agreement or instrument to which such Person is a party or to which such Person or any of its assets is subject.

“Contribution Agreement” means the Capital Contribution Agreement dated as of October 15, 2014 between JPMCC and the Borrower.

“Conversion Notice” has the meaning set forth in Section 3.02(a)(i).

“Credit Parties” means, collectively, the Lenders, the Collateral Agent and the Administrative Agent and each of their respective successors, transferees and assigns.

“Dataroom” means that certain Compact Disc delivered by the Borrower to the Administrative Agent, which includes documents, Written Notices, financial models, the table of contents of such dataroom is attached hereto as Schedule 6.08.

“Debt Payment Account” is defined in the Depositary Agreement.

“Debt Reserve Account” is defined in the Depositary Agreement.

“Debtor Relief Laws” means title 11 of the United States Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any Event of Default or any condition, occurrence or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Depositary” means BANA, as Depositary under the Depositary Agreement, together with its successors in such capacity.

“Depositary Agreement” means the Depositary Agreement, dated as of the date hereof, among the Borrower, the Collateral Agent and the Depositary.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Distribution Account” is defined in the Depositary Agreement.

“Distribution Conditions” is defined in the Depositary Agreement.

“Dollar” and the sign “$” mean lawful money of the United States.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund or (d) any other Person (other than an Ineligible Assignee) that is a bank or life insurance company or other financial institution that, in the case of this clause (d), is approved by the Borrower (which approval shall not be unreasonably withheld or delayed), provided that no such approval by the Borrower shall be required if an Event of Default has occurred and is continuing.

“Eminent Domain Proceeds” means all amounts and proceeds (including instruments) received by the Borrower in respect of any Event of Eminent Domain (net of (a) all reasonable and customary collection expenses thereof and (b) all taxes applied or estimated (as determined in good faith by the Borrower)) to be required to be paid or that become due within the following twelve (12) months as a result of an Event of Eminent Domain.

“Environmental Laws” means any applicable and legally binding national, regional or local law, statute, ordinance, rule, regulation, code, principle of common law, license, permit, authorization, approval, consent, order, judgment, decree, injunction, enforceable requirement or agreement with any Governmental Authority relating to the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or, to the extent related to exposure to Hazardous Materials, to human health or safety, including statutes, regulations, and rules of common law regulating or imposing liability or standards of conduct with respect to (a) emissions, discharges, releases or threatened releases of pollutants, contaminants, or Hazardous Materials or regulated wastes into the environment, or (b) the exposure to, or use, storage, recycling, treatment, generation, manufacturing, transportation, processing, handling, labeling, production, release or disposal of any Hazardous Materials, in each case as amended and as now in effect.

“Environmental Liabilities and Costs” means, all liabilities, obligations, responsibilities, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, arising under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections thereto.

“ERISA Event” means (a) the occurrence of any “reportable event” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period has been waived, with respect to a Pension Plan; (b) the failure by any Pension Plan to satisfy the minimum funding standard (within the meaning of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA) applicable to such Pension Plan, in each case, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Sections 412 or 430 of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (d) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by the Borrower or any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (f) the receipt by the Borrower or any member of the ERISA Group from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Sections 4041 and 4042 of ERISA, respectively, or the occurrence of any event or condition that could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the incurrence by the Borrower or any member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan or liability under Section 4063 of ERISA with respect to a Pension Plan; (h) the receipt by the Borrower or any member of the ERISA Group of any notice, or the receipt by any Multiemployer Plan from the Borrower or any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; or (i) the occurrence of a non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) that could reasonably be expected to result in material liability to the Borrower or any of its Subsidiaries.

“ERISA Group” means the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with the Borrower, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Event of Abandonment” means, with respect to a Project, the suspension, decommissioning or cessation for a period of at least 120 consecutive days of all or substantially all of the operational and maintenance activities at such Project; provided, however, that any such suspension, decommissioning or cessation that arises from an Event of Loss, a requirement of law, an event of force majeure, curtailment or failure to be dispatched, or other bona fide business reasons shall not constitute an Event of Abandonment, in each case, so long as the Borrower is taking Relevant Member Action to overcome or mitigate the effects of the cause of suspension, decommissioning or cessation so that maintenance and/or operations, as the case may be, can be resumed. Any period of suspension, decommissioning or cessation shall end on the date that operation and maintenance activities of a substantial nature are resumed.

“Event of Default” is defined in Section 10.01.

“Event of Eminent Domain” means any compulsory transfer or taking, or transfer under threat of compulsory transfer, or taking of any material part of a Project by any Governmental Authority.

“Event of Loss” means an event that causes all or a portion of a Project to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, other than an Event of Eminent Domain.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.02(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.02(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Exemption Certificate” is defined in Section 4.02(e)(ii).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent and from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“FERC” means the Federal Energy Regulatory Commission.

“Filing Statements” means all UCC financing statements (Form UCC-1) or other similar financing statements and UCC termination statements (Form UCC-3) required pursuant to the Financing Documents.

“Final Maturity Date” means the earlier of (a) September 30, 2021 (or if such date is not a Business Day, the next preceding Business Day), and (b) the date, if any, on which the full unpaid amount of Obligations are declared due and payable pursuant to Section 10.02.

“Financial Officer” of the Borrower means the president, the chief financial officer, treasurer or assistant treasurer.

“Financing Documents” means this Agreement, the Term Loan Notes and the Security Documents.

“Fiscal Quarter” means a quarter ending on the last day of March, June, September or December.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2014 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.

“FPA” means the Federal Power Act, as amended.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

“Governmental Approvals” means, with respect to any Person (a) any authorization, consent, approval, license, ruling, permit, certification, exemption, filing, variance, order, judgment, decree or publication of, by or with, (b) any notice to, (c) any declaration of, by or with or (d) any registration by or with, any Governmental Authority required to be obtained or made by such Person.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to such government.

“Granting Lender” is defined in Section 12.11(k).

“Hazardous Material” means any substance, material or waste listed, defined, designated or classified as hazardous, toxic, radioactive, biohazardous, infectious or dangerous, or otherwise regulated as such under any Environmental Law, including petroleum, petroleum by-products and asbestos-containing materials.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under: interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; other agreements or arrangements designed to manage interest rates or interest rate risks; and other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holding Company” means each of (a) Oasis Power Partners LLC, a Delaware limited liability company, (b) 2007 Vento I, LLC, a Delaware limited liability company, (c) Sand Bluff WF Holdco, LLC (f/k/a Airtricity Sand Bluff WF HoldCo, LLC), a Delaware limited liability company and (d) Scurry County Wind LP LLC, a Delaware limited liability company.

“Holding Company Buyout Event” means the acquisition of Portfolio’s membership interests in any Holding company by the applicable “Sponsor” (as defined in the Portfolio LLC Agreement) pursuant to the applicable Holding Company LLC Agreement.

“Holding Company LLC Agreement” means, with respect to each Holding Company, the limited liability company agreement of such Holding Company between the members thereof.

“Indebtedness” of any Person means, at any date, without duplication: all obligations of such Person for borrowed money, whether or not for cash and by whatever means; all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (excluding “deposit only” endorsements on checks payable to the order of such Person); all obligations of such Person to pay the deferred purchase price of property or services (except, in respect of the Project Companies only, accounts payable and similar obligations arising in the ordinary course of business shall not be included herein); all obligations of such Person as lessee under capital leases to the extent required to be capitalized on the books of such Person in accordance with GAAP; all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person; all Indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; all net liabilities of such Person in respect of Hedging Obligations; all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances; and all obligations of others of the type referred to in clauses (a) through (h) above guaranteed by such Person, whether or not secured by a Lien or other security interest on any asset of such Person.

“Indemnified Liabilities” is defined in Section 12.04.

“Indemnified Parties” is defined in Section 12.04.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Financing Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Engineer” means DNV GL-GH or another widely recognized independent engineering firm that is mutually agreed upon by the Lenders.

“Ineligible Assignee” means a natural Person, the Borrower, any Affiliate of the Borrower or any other Person taking direction from, or working in concert with, the Borrower or any of the Borrower’s Affiliates.

“Interconnection Agreements” means the interconnection agreement for any Project.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“JPMCC” means JPM Capital Corporation, a Delaware corporation.

“Knowledge” means, with respect to any Person, the actual knowledge of any such Person or any knowledge that should have been obtained by such Person upon reasonable review of all files in the possession of or within the control of such Person and reasonable inquiry of the relevant officers and employees of such Person (including, with respect to the Borrower, any information included in any Written Notice delivered to the Borrower, the Parent or Sponsor relating to any Portfolio Company or any Project), provided, however, that with respect to any representation and warranty of the Borrower set forth in Article 6 of this Agreement and made on the Closing Date, to the extent such representation relates to any Holding Company or Project Company or any Project Document, “Knowledge” of the Borrower is limited to the actual knowledge of the Borrower that should have been obtained by the Borrower upon reasonable review of all files available in the Dataroom as of the Closing Date.

“Lender Assignment Agreement” means an assignment agreement substantially in the form of Exhibit B hereto.

“Lenders” is defined in the preamble and includes any Person that becomes a Lender pursuant to Section 12.11.

“Lender’s Environmental Liability” means any and all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), disbursements or expenses of any kind or nature whatsoever (including reasonable attorneys’ fees at trial and appellate levels and experts’ fees and disbursements and expenses incurred in investigating, defending against or prosecuting any litigation, claim or proceeding) that may at any time be imposed upon, or asserted or awarded against, any Credit Party or any of such Person’s Affiliates, shareholders, directors, officers, employees, and agents in connection with or arising from: any Hazardous Material on, in, under or affecting all or any portion of any property of the Borrower or any of the Portfolio Companies, the groundwater thereunder, or any surrounding areas thereof to the extent caused by Releases by the Borrower or any of the Portfolio Companies at, on or from the Borrower’s or any of the Portfolio Companies’ properties; any investigation, claim, litigation or proceeding related to personal injury arising from exposure or alleged exposure to Hazardous Materials caused by the Borrower or any of the Portfolio Companies; any misrepresentation, inaccuracy or breach of any warranty, contained or referred to in Section 6.04 (in the case of clause (a) thereof, to the extent related to Environmental Laws); any violation or claim of violation by the Borrower or any of the Portfolio Companies of any Environmental Laws; or the imposition of any Lien imposed on any real property owned by the Borrower or any of the Portfolio Companies related to the recovery of any costs for the cleanup, release or threatened release of Hazardous Material at such property.

“LIBOR Daily Floating Rate” means the fluctuating rate of interest, which shall change on each Business Day, equal to the London Interbank Offered Rate, or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 11:00 a.m., London time, two (2) Business Days prior to the date in question, for Dollar deposits with a term equivalent to a one (1) month term beginning on that date; provided that: (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and (ii) if the LIBOR Daily Floating Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, mandatory deposit arrangement, encumbrance, security interest, charge, lien (statutory or other), preference, priority or other collateral agency agreement of any kind or nature whatsoever that has the effect of constituting a security interest, including any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing and the filing of any financing statement or similar instrument under the UCC or comparable law of any jurisdiction, domestic or foreign.

“Loans” means the Term Loans.

“Loss Proceeds” means all amounts and proceeds from an Event of Loss received by the Borrower or any of its Subsidiaries, including insurance proceeds or other amounts actually received, except proceeds of business interruption insurance (net of (a) all reasonable and customary collection expenses thereof and (b) all taxes applied or estimated (as determined in good faith by the Borrower) to be required to be paid or that become due within the following twelve (12) months as a result of an Event of Loss).

“Major Project Document Termination Event” means any Major Project Document has been terminated or has ceased to be valid and in full force and effect prior to its stated maturity date, unless (i) the applicable Portfolio Company shall have entered into a Replacement Project Document in respect thereof, (ii) the Independent Engineer shall have certified in writing, with supporting evidence reasonably satisfactory to the Lenders, or the Lenders shall otherwise have agreed, that such termination shall not have a Material Adverse Change on the Borrower’s ability to satisfy its payment obligations under the Loans as they become due, or (iii) the Borrower shall have made a prepayment of the Loans in an amount that each of the Lenders and the Borrower determines is sufficient to remedy any adverse impacts to the Lenders that the Lenders reasonably expect to incur as a result of such revocation/termination.

“Major Project Documents” means (i) the Organic Documents for each Portfolio Company and the Borrower, (ii) the Power Purchase Agreements identified as item 3 on Schedule 6.08, (iii) the Interconnection Agreements (except for the Interconnection Agreement identified as item 4 on Schedule 6.08) and (iv) all material Governmental Approvals of the Borrower and each Portfolio Company.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Change” means any event, development or circumstance (a) (i) that has had or could reasonably be expected to have a material adverse effect on (x) the business, assets, property or condition (financial or otherwise) of the Borrower, any Portfolio Company or any of the Projects or (y) the validity or enforceability of, or the ability of any Portfolio Company to perform any of its obligations under, any of the Major Project Documents (other than the Holding Company LLC Agreements) to which it is a party, and (ii) result in, together with all other events, developments of circumstances of the type described in clause (i) that do not individually satisfy this clause (ii), a reduction (on a net present value basis) of available cash flow of the Borrower of $1,500,000 or greater over the period beginning on such date and ending December 31, 2029, or (b) that has had or could reasonably be expected to have a material adverse effect on the validity or enforceability of, or the ability of the Borrower or Portfolio to perform any of its obligations under, any of the Financing Documents, the Holding Company LLC Agreements or the Portfolio Transaction Documents to which it is a party or the rights or remedies of any of the Credit Parties thereunder.

“Minimum Principal Payment Amount” means, in respect of each Payment Date, an amount equal to one-half percent (0.5%) of the principal amount of the Loans on the Closing Date; provided that with respect to the Payment Date occurring on March 31, 2015, the Minimum Principal Payment Amount will be an amount equal to (a) one-half percent (0.5%) of the principal amount of the Loans on the Closing Date plus (b) a fraction, the numerator of which is the number of days from and including the Closing Date through December 31, 2014 and the denominator of which is 365, multiplied by two percent (2.0%) of the principal amount of the Loans on the Closing Date.

“Minor Project Document Termination Event” means any Minor Project Document has been terminated or has ceased to be valid and in full force and effect prior to its stated maturity date and such event could reasonably be expected to cause a Material Adverse Change, unless (i) the applicable Portfolio Company shall have entered into a Replacement Project Document in respect thereof, (ii) the Independent Engineer shall have certified in writing, with supporting evidence reasonably satisfactory to the Lenders, or the Lenders shall otherwise have agreed, that such event shall not cause a Material Adverse Change, or (iii) the Borrower shall have made a prepayment of the Loans in an amount that each of the Lenders and the Borrower determines is sufficient to remedy any adverse impacts to the Lenders that the Lenders reasonably expect to incur as a result of such revocation/termination.

“Minor Project Documents” means (i) each master engineering, procurement and construction contract, turbine supply agreement, balance of plant construction contract, warranty agreement, parts agreement, service agreement and other related agreements, if any, to the extent any warranty or other material obligation thereunder remains in effect, with respect to any counterparty of any Project Company, (ii) each operating and maintenance agreement, whether for turbines or balance of plant, for each Project Company, (iii) each administrative services agreement or other management or other administration agreement for each Project Company and (iv) each Power Purchase Agreement or Interconnection Agreement that does not constitute a Major Project Document.

“Multiemployer Plan” means an employee pension benefit plan within the meaning of Section 3(37) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has any liability.

“Necessary Capital Expenditures” means any Capital Expenditures that are certified in an Officer’s Certificate as being necessary for the continued operation or maintenance of a Project, or are required by Applicable Law or any Project Document; provided that any such Project Document (a) was in effect as of the Closing Date and has not been amended thereafter to provide for additional Capital Expenditures or (b) replaces a Project Document that was in existence as of the Closing Date and that, during the remaining term of the existing Project Document that it replaces, does not require Capital Expenditures during such remaining term in excess of the Capital Expenditures required and not yet made under such existing Project Documents. Necessary Capital Expenditures shall not include any Capital Expenditure undertaken primarily to increase the efficiency of or expand any Project or Capital Expenditures for environmental purposes that are not required by Applicable Law (provided that, if an Applicable Law requires compliance by a specified date, such expenditure will be considered a “Necessary Capital Expenditure” even if made, or such Project is completed, prior to such date)

or the Project Documents; provided that any such Project Document (i) was in effect as of the Closing Date and has not been amended thereafter to provide for additional Capital Expenditures or (ii) replaces a Project Document that was in existence as of the Closing Date and that, during the remaining term of the existing Project Document that it replaces, does not require Capital Expenditures during such remaining term in excess of the Capital Expenditures required and not yet made under such existing Project Documents.

“Non-Recourse Parties” is defined in Section 12.12(a).

“Notice of Borrowing” is defined in Section 2.03(a).

“Oasis ROFO Notice” means a notice in the form attached hereto as Exhibit F-2.

“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and all other obligations and liabilities of the Borrower to any Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, that may arise under, out of, or in connection with, this Agreement, any other Financing Document, or any other document made, delivered or executed by any Lender in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent, the Collateral Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” means a certificate signed on behalf of the Borrower by an Authorized Officer of the Borrower.

“Organic Document” means, relative to any non-natural Person, as applicable, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability company agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Person’s partnership interests, limited liability company interests or authorized shares of Capital Stock.

“Other Connection Taxes” means, with respect to any Person, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any Loans or Financing Document)

“Other Taxes” means any and all stamp or documentary or substantially similar taxes, or any other excise, transfer or property taxes or similar levies that arise on account of any payment made or required to be made under any Financing Document or from the execution, delivery, registration, recording or enforcement of, or otherwise with respect to, any Financing Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.06).

“Parent” is defined in the recitals.

“Participant” is defined in Section 12.11(d).

“Participant Register” is defined in Section 12.11(d).

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended and supplemented from time to time.

“Patriot Act Disclosures” means all documentation and other information that any Credit Party reasonably believes is required and requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

“Payment Date” means the last Business Day of each March, June, September and December, commencing March 31, 2015.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means any single employer “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is maintained, contributed to or sponsored in whole or in part by the Borrower or any member of the ERISA Group.

“Permitted Business” means the business that the Borrower and Portfolio, respectively, are engaged in on the Closing Date, which consists of (i) entering into the Financing Documents and the Portfolio Transaction Documents and performing the activities contemplated thereby and (ii) the holding, directly or indirectly, of Capital Stock of the other Portfolio Companies.

“Permitted Investments” is defined in the Depositary Agreement.

“Permitted Liens” means:

(a) the rights and interests of the Collateral Agent and any other Secured Party as provided in the Financing Documents;

(b) Liens for any tax, assessment or other governmental charge not yet due or being contested in good faith and by appropriate proceedings, so long as adequate reserves have been provided therefor to the extent required by and in accordance with GAAP;

(c) Liens arising out of judgments or awards so long as enforcement of such Lien has been stayed and an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate reserves, bonds or other reasonable security have been provided or are fully covered by insurance; and

(d) any Lien disclosed in the financial statements issued prior to the Closing Date in respect of any Holding Company or Project Company, or permitted under the Organic Documents of any Holding Company or Project Company.

“Person” means any individual, sole proprietorship, corporation, partnership, joint venture, limited liability partnership, limited liability company, trust, unincorporated association, institution, Governmental Authority or any other entity.

“Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (a) that is maintained in whole or in part by the Borrower or any member of the ERISA Group, or (b) with respect to which the Borrower or any member of the ERISA Group has a direct or indirect, actual or contingent liability including any Multiemployer Plan.

“Pledge Agreement” means the pledge agreement, dated as of the Closing Date, pursuant to which the Parent granted a first priority security interest to the Collateral Agent (for the benefit of the Secured Parties) in the Capital Stock of the Borrower.

“Platform” is defined in Section 11.11(b).

“Portfolio” means Strong Upwind Holdings LLC, a Delaware limited liability company.

“Portfolio Company” means each of Portfolio, each Holding Company and each Project Company.

“Portfolio LLC Agreement” means the Limited Liability Company Agreement of Portfolio, dated October 15, 2014.

“Portfolio Transaction Documents” means the Contribution Agreement, the Purchase Agreements and the Portfolio LLC Agreement.

“Power Purchase Agreements” means each power purchase agreement or other offtake agreements (including energy hedges, whether or not energy is sold thereunder), and REC sales agreements for any Project.

“Project Company” means the Person that directly owns the assets comprising any Project.

“Project Documents” means, collectively, the Major Project Documents, Minor Project Documents, the Additional Project Documents, the Holding Company LLC Agreements and any other agreement that is material to any Project or Portfolio Company, and “Project Document” means each of them individually.

“Project Revenues” is defined in the Depositary Agreement.

“Projects” means, collectively, the following wind farms, and “Project” means each of them individually: (a) Project Oasis, Mojave located in Kern County, California, (b) Sand Bluff located in Sterling City, Texas, (c) Blue Canyon 2 located in Carnegie, Oklahoma, (d) Lone Star Wind Farm located in Shackleford County, Texas, (e) Twin Groves located in Ellsworth, Illinois,

(f) Maple Ridge 1b located in Lewis County, New York, (g) Maple Ridge 2 located in Lewis County, New York, (h) Madison located in Syracuse, Madison County, New York, (i) Camp Springs I located in Snyder, Texas and (j) Camp Springs II located in Snyder, Texas.

“Prudent Industry Practice” means the practices, methods and acts engaged in or approved by a significant portion of the independent wind power project industry in the United States applicable to wind power projects similar to the Projects during the relevant time period, which practices, methods, and acts, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been reasonably expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Prudent Industry Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather is intended to include prudent practices, methods, and acts generally accepted in the United States.

“PUHCA” means the Public Utility Holding Company Act of 2005.

“Purchase Agreements” has the meaning set forth in the Contribution Agreement as in effect on the date hereof.

“Real Property” means, for each of the Projects, any real property interest (fee, leasehold, or otherwise) owned or leased by the applicable Project Company.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.

“Register” is defined in Section 12.11(c).

“Regulation T”, “Regulation U” or “Regulation X” means Regulation T, U or X, as the case may be, of the Board, as in effect from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of any Hazardous Material, into the indoor or outdoor environment including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.

“Relevant Member Action” means, with respect to any matter relating to a Project or a Portfolio Company with respect to which the Organic Documents of such Portfolio Company (or any other contract or agreement, or instrument) grant voting, approval or consent rights to the Borrower, or otherwise provide the Borrower with the ability to cause any Portfolio Company to take, or restrict any Portfolio Company from taking, any action, the exercise by the Borrower of such voting, approval, consent or other rights in conformity with the applicable Organic Documents and the Borrower’s fiduciary duties, if any, as such exercise may be limited by Applicable Law.

“Remedial Action” means all actions required under applicable Environmental Law to (a) clean up, remove, remedy, treat or in any other way address Hazardous Materials in the indoor or outdoor environment, (b) prevent any imminently threatened Release or minimize the further Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Removal Effective Date” is defined in Section 11.06(b).

“Replacement Project Document” means any project document entered into after the Closing Date in replacement of a Major Project Document or a Minor Project Document (a) that has economic terms (including pricing, payment provisions and term thereof) and other material terms (including scope of services, performance standards, performance assurance, indemnities, warranties, termination rights and obligations) each of which is substantially similar to or more favorable to the Project Company, and substantially similar or more favorable non-economic terms (taken as a whole) as the Major Project Document or Minor Project Document being replaced and (b) the counterparty under which (or the guarantor of such counterparty’s obligations) has substantially similar or better creditworthiness and experience as the counterparty to the Major Project Document or the Minor Project Document being replaced. Each Replacement Project Document shall be deemed to be a Major Project Document or a Minor Project Document, as applicable.

“Required Lenders” means, at any time, Lenders having Term Loans outstanding, that taken together represent more than sixty-six percent (66%) of the aggregate principal amount of the Term Loans outstanding.

“Resignation Effective Date” is defined in Section 11.06(a).

“Restricted Payment” means, with respect to the Borrower or Portfolio, (a) the declaration and payment of distributions, dividends or any other payment made in cash, property, obligations or other notes on account of the Capital Stock of the Borrower or Portfolio, (b) any payment of the principal of, or interest or premium, if any, on, any subordinated Indebtedness of the Borrower, (c) the making of any loans or advances to any Affiliate of the Borrower (other than Permitted Investments), (d) any purchase, redemption, acquisition or retirement for value (including in connection with any merger or consolidation of the Borrower) of any of the Borrower’s or Portfolio’s Capital Stock or (e) any Investment in any Person (other than a Permitted Investment); provided, however, that the term “Restricted Payments” shall not include any payments contemplated hereby and by the other Financing Documents.

“Revenue Account” is defined in the Depositary Agreement.

“Sanction(s)” means any sanction administered or enforced by the United States Government, including OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sand Bluff ROFO Notice” means a notice in the form attached hereto as Exhibit F-3.

“Scurry County ROFO Notices” means the notices in the form attached hereto as Exhibit F-4A and Exhibit F-4B.

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” means, collectively, the Lenders, the Depositary, the Administrative Agent and the Collateral Agent.

“Security Agreement” means that certain pledge and security agreement, dated as of the Closing Date, between the Borrower and Collateral Agent, granting to the Collateral Agent (for the benefit of the Secured Parties) a security interest in the Collateral described therein, including the Capital Stock of Portfolio held by the Borrower.

“Security Documents” means, collectively, the Depositary Agreement, the Pledge Agreement, the Security Agreement, and any other document providing for any lien, pledge, encumbrance, mortgage or security interest for the benefit of the Secured Parties on any or all of the Borrower’s Capital Stock, the Borrower’s assets or the ownership interests thereof or the Borrower’s ownership interests in Portfolio.

“Solvent” means, with respect to any Person, that, as of any date of determination, (a) the amount of the fair saleable value of the assets of such Person will, as of such date, exceed the value of all liabilities of such Person (including net contingent liabilities) as of such date, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposes to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

“SPC” is defined in Section 12.11(k).

“Sponsor” means Hannon Armstrong Sustainable Infrastructure Capital, Inc.

“Subsidiary” means, with respect to any specified Person: any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and any partnership (i) the sole general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Target Debt Balance” means, with respect to each Payment Date, the amount listed on Schedule 3.01 for such Payment Date less the sum of (i) mandatory prepayments made pursuant to Section 3.01(d) and optional prepayment made pursuant to clause (iii) of the definition of Major Project Document Termination Event, clause (iii) of the definition of Minor Project Document Termination Event, Section 10.01(f), Section 10.01(g), Section 10.01(h) or Section 10.01(k), in each case prior to such Payment Date.

“Taxes” means any and all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings (including backup withholding), now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.

“Term Loan Commitment” means, relative to any Lender, such Lender’s obligation to make a Term Loan pursuant to Section 2.01 in an amount up to but not exceeding its Term Loan Percentage of the Term Loan Commitment Amount.

“Term Loan Commitment Amount” means $115,316,208.00.

“Term Loan Note” means a promissory note of the Borrower payable to any Lender, in the form of Exhibit D hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from such Lender’s outstanding Term Loan, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Term Loan Percentage” means, relative to any Lender, the applicable percentage set forth opposite its name on Schedule I under the Term Loan Percentage column or set forth in a Lender Assignment Agreement under the column titled “Term Loan Amount”, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its assignee Lender and delivered pursuant to Section 12.11.

“Term Loans” is defined in Section 2.01.

“Termination Date” means the date on which all Obligations have been paid in full (other than indemnity obligations not yet due and payable) in cash.

“Terrorism Laws” means any of the following (a) Executive Order 13224 issued by the President of the United States, (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), (e) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (as it may be subsequently codified), and (f) any regulations promulgated pursuant thereto or pursuant to any legal requirements of any Governmental Authority governing terrorist acts and acts of war.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any Filing Statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Financing Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, UCC means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Financing Document and any Filing Statement relating to such perfection or effect of perfection or non-perfection.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 4.02(e)(ii)(B)(III).

“Vento I ROFO Notice” means a notice in the form attached hereto as Exhibit F-1.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Written Notice” means any written offer, report, filing, acceptance, election, approval, consent, certification, request, waiver, notice or other document or written communication delivered with respect to a Project or Portfolio Company, excluding communications relating to administrative matters.

SECTION 1.02 Certain Principles of Interpretation. In this Agreement, unless otherwise indicated, the singular includes the plural and plural the singular; words importing any gender include the other gender; references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including,” “includes” and “include” shall be deemed to be followed in each instance by the words “without limitation”; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to this Agreement (unless otherwise specified); references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions and other modifications, replacements and substitutions thereof (including by change orders where applicable) (without, however, limiting any prohibition on any such amendments, extensions and other modifications, replacements and substitutions by the terms of this Agreement); and references to Persons include their respective permitted successors and assigns and, in the case of Governmental Authorities, Persons succeeding to their respective functions and capacities.

SECTION 1.03 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

SECTION 1.04 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.05 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day, and in the case of payments, such extension of time shall be included in the computation of interest or fees, as the case may be, without duplication of any interest or fees so paid in the next subsequent calculation of interest or fees payable.

ARTICLE II.

TERM LOAN COMMITMENTS AND TERM LOAN BORROWINGS

SECTION 2.01 Term Loan Commitments. Subject to the terms and the conditions of this Agreement, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a term loan (each a “Term Loan” and collectively, the “Term Loans”) to the Borrower on the Closing Date. The borrowing of such Term Loans shall consist of Term Loans made simultaneously by the Lenders on the Closing Date ratably in proportion to their respective Term Loan Percentages of the Term Loan Commitment Amount (the “Borrowing”). After the making of the Term Loans, the Term Loan Commitments shall terminate.

SECTION 2.02 Nature of Loans. The Term Loans are not revolving in nature and amounts repaid or prepaid in respect thereof may not be reborrowed.

SECTION 2.03 Borrowing Procedures. In order to request a Borrowing hereunder, the Borrower shall deliver to the Administrative Agent a fully executed notice of Borrowing (the “Notice of Borrowing”) no later than one (1) Business Day prior to the Closing Date. The Notice of Borrowing shall be by telephone, confirmed in writing by facsimile, in substantially the form of Exhibit E, specifying therein the requested (i) date of Borrowing (which shall be the Closing Date) and (ii) aggregate amount of the Borrowing. Promptly upon receipt by the Administrative Agent of such Notice of Borrowing, the Administrative Agent shall notify the Lenders of the requested Borrowing.

(b) Each Lender shall make its Term Loan available to the Administrative Agent not later than 2:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, to the Administrative Agent’s Account. Upon satisfaction or waiver of the applicable conditions precedent specified herein, the Administrative Agent shall make the proceeds of the Term Loans available to the Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of the Term Loans received by the Administrative Agent from the Lenders to be credited to the Borrower’s Account.

SECTION 2.04 Lending Office. The Term Loans held by each Lender shall be maintained at such Lender’s Applicable Lending Office.

SECTION 2.05 Notes; Accounts.

(a) Each Lender may maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) [Reserved.]

(c) On the Closing Date, the Borrower shall execute and deliver to each Lender a Term Loan Note evidencing the Term Loan made by such Lender.

(d) The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Term Loan Note (or on any continuation of such grid), which notations, if made, shall evidence the date of, the outstanding principal amount of and interest in respect of, and payments with respect to the Term Loans evidenced thereby. Such notations shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be conclusive and binding on the Borrower absent manifest error; provided, however, that the failure of any Lender to make any such notations or any error in any such notations shall not limit or otherwise affect any Obligations of the Borrower. A Term Loan Note and the Obligations evidenced thereby may be assigned or otherwise transferred in whole or in part only in accordance with Section 12.11.

ARTICLE III.

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION 3.01 Repayments and Prepayments; Application. (a) Repayment. The Borrower shall repay the Term Loans in installments on each Payment Date in an amount equal to the Minimum Principal Payment Amount for that Payment Date. If, as of any Payment Date, the aggregate principal balance of the Term Loans exceeds the Target Debt Balance (such excess on any Payment Date, the “Additional Principal Payment Amount”), the Borrower shall repay the Term Loan on such Payment Date in an amount equal to such excess. In addition, on the Final Maturity Date, the Borrower shall repay the aggregate principal amount of the Term Loans outstanding on such date [Reserved.]

(c) Optional Prepayments. The Borrower may not make any voluntary prepayment of principal of the Loans, whether in whole or in part, until after the third anniversary of the Closing Date, except any prepayment made pursuant to clause (iii) of the definition of Major Project Document Termination Event, clause (iii) of the definition of Minor Project Document Termination Event, Section 10.01(f), Section 10.01(g), Section 10.01(h) or Section 10.01(k), or as otherwise agreed by the Administrative Agent. Thereafter, the Borrower shall have the right at any time and from time to time, without premium or penalty, to prepay the Term Loans, in whole or in part, in which case the Borrower shall reimburse to Lenders any applicable swap breakage expenses actually incurred as a consequence of such prepayment.

(d) Mandatory Prepayments.

(i) Immediately upon receipt by the Borrower of any Loss Proceeds or Eminent Domain Proceeds received by or paid to or for the account of the Borrower, the Borrower shall prepay the Term Loans in an amount equal to the lesser of (A) such Loss Proceeds or Eminent Domain Proceeds, or (B) the principal amount of the Term Loans then outstanding.

(ii) Immediately upon receipt of any proceeds from a Holding Company Buyout Event, the Borrower shall prepay the Term Loans in an amount equal to the lesser of (A) the amount of such proceeds to be distributed to the Borrower pursuant to the Portfolio LLC Agreement, or (B) the principal amount of the Term Loans then outstanding.

(iii) Immediately upon receipt by the Borrower of any capital contributions made by JPMCC to Portfolio, the Borrower shall prepay the Term Loans in an amount equal to the lesser of (A) such capital contributions made by JPMCC to Portfolio to the extent such amounts are required to be distributed to the Borrower under the Portfolio LLC Agreement, or (B) the principal amount of the Term Loans then outstanding.

(iv) If a Major Project Document Termination Event or a Minor Project Document Termination Event has occurred and has been outstanding for ninety (90) days or more, until such time as such Major Project Termination Event or Minor Project Termination Event no longer exists, the Borrower shall make prepayments in an amount equal to the lesser of (A) 100% of the amounts on deposit in the Revenue Account that would otherwise be transferred to the Distribution Account (subject to satisfaction of the conditions to such transfer), or (B) the principal amount of the Term Loans then outstanding.

(v) Immediately upon receipt by Borrower thereof, the Borrower shall prepay the Term Loans with an amount equal to the lesser of (A) one hundred percent (100%) of (x) any distributions received by it under Section 11(a)(iv) and 11(a)(v) of the Portfolio LLC Agreement, (y) any amounts received by it under Section 2.2(b)(v) of the Contribution Agreement or Section 28 of the Portfolio LLC Agreement and (z) the proceeds received by it resulting from (1) any disposition by Portfolio of its interest in any Holding Company in respect of which the Borrower is not the transferee, (2) any disposition by any Holding Company of its interest in any Project Company, (3) any disposition by any Project Company of all or substantially all of its assets or (4) any other disposition of assets by any Holding Company or Project Company, or any other action by any Holding Company or Project Company, in respect of which (x) Portfolio has any voting or consent rights under the applicable Holding Company LLC Agreement and (y) the proceeds received by the Borrower equal or exceed $250,000 or (B) the principal amount of the Term Loans then outstanding.

(e) Application of Prepayments. Any payments of principal made pursuant to Section 3.01 shall be made by transferring the necessary funds from the Revenue Account to the Debt Payment Account and thereafter shall be paid from the Debt Payment Account and applied to the outstanding Obligations

SECTION 3.02 Interest. The Borrower shall pay interest on the outstanding principal amount of the Loans in accordance with the terms set forth below.

(a) Rates.

(i) Except as otherwise set forth herein, the Loans made on the Closing Date shall bear interest on the unpaid principal amount thereof from the Closing Date through October 22, 2014, at a rate per annum equal to the sum of (x) the LIBOR Daily Floating

Rate plus (y) 4.25% per annum. On the Closing Date, the Borrower shall deliver to the Administrative Agent a notice in the form attached hereto as Exhibit H (the “Conversion Notice”) requesting that the interest rate on the Loans made on the Closing Date, calculated as set forth in the immediately preceding sentence, be converted to Loans bearing interest on the unpaid principal amount thereof from October 22, 2014 through repayment (whether by acceleration or otherwise) thereof at a fixed rate per annum equal to 5.74%. Provided that the Borrower has delivered the Conversion Notice as set forth in the immediately preceding sentence, from October 22, 2014 through repayment (whether by acceleration or otherwise) thereof, the Loans shall bear interest at a fixed rate per annum equal to 5.74%.

(ii) Except as otherwise set forth herein, interest on each Term Loan (a) shall accrue on a daily basis and shall be payable in arrears on each Payment Date with respect to interest accrued on and to each such Payment Date (including on the Final Maturity Date); and (b) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of such Term Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid.

(iii) Interest shall be computed on the basis of a 360-day year and a 30-day month in the period during which it accrues. In computing interest on any Term Loan, the date of the making of such Term Loan or the last Payment Date with respect to such Term Loan shall be included, and the date of payment of such Term Loan shall be excluded.

(b) Post-Default Rate. The Borrower shall pay interest (after as well as before judgment) on any principal, interest or any other Obligation payable by the Borrower hereunder that is not paid in full when due (whether at the stated due date, by acceleration or otherwise) at a rate per annum equal to the rate of interest that otherwise would be applicable to such Loan plus 2.0% per annum from and including the date of such non-payment to but excluding the date on which such amount is paid in full.

(c) Payment Dates. Interest accrued on each Loan shall be payable, without duplication:

(i) on each Payment Date;

(ii) on the Final Maturity Date; and

(iii) on the date of any prepayment, in whole or in part, of the Loans, on the principal amount so prepaid.

(d) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law. In the event that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii)

apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

Interest accrued on the Loans or other Obligations after the date the relevant Obligation becomes due and payable (whether on a Payment Date, the Final Maturity Date, the date of any prepayment, upon acceleration or otherwise) shall be payable upon demand.

ARTICLE IV.

TAXES, ETC.

SECTION 4.01 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Lender, the Administrative Agent or the Collateral Agent to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement made by such Lender or participation therein;

and the result of any of the foregoing shall be to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 4.01 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 4.02 Taxes. The Borrower covenants and agrees as follows:

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Borrower under any Financing Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Laws. If any Applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or the Borrower, then the Administrative Agent or the Borrower shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 4.02) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If the Borrower or the Administrative Agent shall be required by any Applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) the Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 4.02) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications. (i) The Borrower shall, and does hereby indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.02) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Borrower shall, and does hereby, indemnify the Administrative Agent, after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 4.02(c)(ii) below.

(ii) Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) the Administrative Agent and the Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.11(f) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Borrower, as applicable, against any Excluded Taxes attributable to such, in each case, that are payable or paid by the Administrative Agent or the Borrower in connection with any Financing Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Financing Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 4.02, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Financing Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Financing Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Financing Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Financing Document would be subject to U.S. federal withholding Tax imposed by FATCA if such

Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 4.02 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by Applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.02, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 4.02 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g) Survival. Each party’s obligations under this Section 4.02 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

SECTION 4.03 Payments. Unless otherwise expressly provided in a Financing Document, all payments by the Borrower hereunder shall be made by the Borrower to the Administrative Agent. All payments shall be made in Dollars free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff not later than 2:00 p.m. on the date due in same day or immediately available funds to the Administrative Agent’s Account. Funds received after that time may be deemed to have been received by the Administrative Agent on the next succeeding Business Day at the Administrative Agent’s sole discretion. The Administrative Agent shall promptly remit in same day funds to each applicable Lender, for account of such Lender’s Applicable Lending Office, its share, if any, of such payments received by the Administrative Agent.

SECTION 4.04 Sharing of Payments. If any Credit Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Obligations due and payable to such Credit Party (other than pursuant to Sections 4.01, 12.03 and 12.04 or as a result of an assignment pursuant to Section 12.11) in excess of its pro rata share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of Obligations due and payable to all Credit Parties hereunder and under the other Financing Documents) of payments on account of such Obligations due and payable to all Credit Parties hereunder and under the other Financing Documents at such time obtained by all Credit Parties, such Credit Party shall purchase from the other Credit Parties such participations in the Loans made by them as shall be necessary to cause such purchasing Credit Party to share the excess payment or other recovery ratably (to the extent such other Credit Parties were entitled to receive a portion of such payment or recovery) with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Credit Party, the purchase shall be rescinded and each Credit Party that has sold a participation to the purchasing Credit Party shall repay to the purchasing Credit Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Credit Party’s ratable share (according to the proportion of (a) the amount of such selling Credit Party’s required repayment to the purchasing Credit Party to (b) total amount so recovered from the purchasing Credit Party) of any interest or other amount paid or payable by the purchasing Credit Party in respect of the total amount so recovered. The Borrower agrees that any Credit Party purchasing a participation from another Credit Party pursuant to this Section 4.04 may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Credit Party were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law any Credit Party receives a secured claim in lieu of a setoff to which this Section 4.04 applies, such Credit Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Credit Parties entitled under this Section 4.04 to share in the benefits of any recovery on such secured claim.

SECTION 4.05 Setoff.

Upon the occurrence and during the continuation of an Event of Default, each Lender shall have the right, to the extent permitted by Applicable Law, to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), any and all balances, credits, deposits, accounts (other than any trust accounts comprised entirely of moneys held in trust for the benefit of Persons other than the Borrower or its Affiliates) or moneys of the Borrower then or thereafter maintained with such Lender or any of its Affiliates; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.04. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 4.05 are in addition to other rights and remedies (including other rights of setoff under Applicable Law or otherwise) which such Lender may have.

SECTION 4.06 Change of Lending Office. Each Credit Party agrees that if it makes any demand for payment under Section 4.01 or 4.02, it will, if requested by the Borrower, file a certificate or document reasonably requested by the Borrower and/or use reasonable efforts (in either case, consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different Applicable Lending Office if the filing of such certificate or document or the making of such a designation would reduce or obviate the need for the Borrower to make payments under Section 4.01 or 4.02; provided, however, that nothing in this Section 4.06 shall affect or postpone any of the Obligations of the Borrower or the right of any Person provided in Section 4.01 or 4.02.

ARTICLE V.

CONDITIONS PRECEDENT

SECTION 5.01 Conditions to the Closing Date. The occurrence of the Closing Date and the obligations of the Lenders to make the Term Loans shall be subject to the prior or concurrent satisfaction of each of the following conditions precedent set forth in this Section 5.01.

(a) Financing Documents. This Agreement and each other Financing Document shall be in form and substance satisfactory to the Administrative Agent and the Lenders and shall have been duly executed and delivered by the parties hereto and thereto.

(b) Corporate Documents. The Administrative Agent shall have received from the Borrower and the Parent the following documents, each certified as indicated below:

(A) a copy of the Organic Documents of such Person, together with any amendments thereto, certified by the Secretary of State of its jurisdiction of organization, dated as of a recent date;

(B) a copy of a certificate as to the good standing of, and payment of franchise taxes, if applicable, by such Person from the Secretary of State of its jurisdiction of organization dated as of a recent date; and

(C) a certificate of each such Person, executed by an Authorized Officer of such Person certifying:

(1) that attached to such certificate is a true and complete copy of the Organic Documents of such Person, as in effect on the date of such certificate,

(2) that attached to such certificate is a true and complete copy of resolutions duly adopted by the authorized governing body of such Person, authorizing the execution, delivery and performance of the Financing Documents to which it is or is intended to be a party and such other acts and things necessary for the consummation of the transactions contemplated by such Financing Documents and that such resolutions (i) have been duly adopted by its Board of Directors and (ii) have not been modified, rescinded or amended and are in full force and effect,

(3) that the Organic Documents of such Person have not been amended since the date of the certification furnished pursuant to clause (b)(A) of this Section 5.01 and the date of the certificate of good standing furnished pursuant to clause (b)(B) of this Section 5.01, and

(4) as to the incumbency and specimen signature of each officer, member or partner (as applicable) of such Person executing the Financing Documents to which it is or is intended to be a party and each other document to be delivered by it from time to time pursuant to the terms thereof (and the Administrative Agent and each Lender may conclusively rely on such incumbency certification until it receives notice in writing from such Person).

(c) Delivery of Notes. The Administrative Agent shall have received, for the account of each Lender, such Lender’s Term Loan Note duly executed and delivered by an Authorized Officer of the Borrower.

(d) Financial Information. To the extent not previously received, the Administrative Agent shall have received (i) the audited annual financial statements for Fiscal Year 2013, and (ii) quarterly financial statements for the current Fiscal Year to the Closing Date, to the extent delivered pursuant to the Holding Company LLC Agreements, in each case of the Holding Companies, which financial statements, in each case, shall be prepared in accordance with GAAP (other than in the case of unaudited statements, subject to normal year-end audit adjustments, consolidation entries and the absence of footnotes, other required statements and on a basis as prepared and delivered according to the Holding Company LLC Agreement).

(e) Solvency, etc. The Administrative Agent shall have received a certificate duly executed and delivered by an Authorized Officer of each of the Borrower and the Parent (in such Person’s capacity as such Authorized Officer), dated as of the Closing Date, certifying that such Person is Solvent, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

(f) Opinions of Counsel and Advisors. The Administrative Agent shall have received opinions, dated the Closing Date, from (i) Baker & McKenzie, counsel to the Borrower, the

Parent and Sponsor with respect to (A) UCC, New York and Delaware law matters (including enforceability of the Financing Documents), (B) no conflicts, (C) with respect to corporate matters, such as due execution, authorization and delivery of the Financing Documents and (D) with respect to the Investment Company Act of 1940, and (ii) in-house counsel to the Borrower, with respect to the Investment Company Act of 1940 and with respect to corporate matters, such as due execution, authorization and delivery of the Financing Documents, in each case, in form and substance satisfactory to the Administrative Agent and the Lenders and addressed to the Administrative Agent and each Lender.

(g) Liens; Filings.

(i) Each Filing Statement or other document required by the Security Documents or under law to be filed, registered or recorded in order to create and maintain in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, shall have been filed, registered or recorded or shall have been delivered to the Collateral Agent in proper form for filing, registration or recordation.

(ii) The Collateral Agent shall have received the results of a recent lien search in each of the jurisdictions in which UCC financing statements or other filings or recordations should be made to evidence or perfect security interests in all assets of the Borrower and all assets of the Parent pledged to the Collateral Agent pursuant to the Pledge Agreement, and such search shall reveal no liens on any of such assets of the Parent or the Borrower, except for Permitted Liens.

The Administrative Agent and the Lenders shall be satisfied that (i) the Liens granted pursuant to the Security Documents to the Collateral Agent, for the benefit of the Secured Parties in the Collateral each constitute a first priority security interest (subject to Permitted Liens), and (ii) no Lien exists on any of the Collateral other than Permitted Liens.

(h) Patriot Act Disclosures. The Administrative Agent and each Lender shall have received all Patriot Act Disclosures requested by them prior to execution of this Agreement.

(i) Borrower Approvals. All governmental and third party approvals, consents and/or waivers necessary in connection with the Financing Documents and the Portfolio Transaction Documents, the continuing operations of the Borrower and the transactions contemplated hereby and thereby shall have been obtained and be in full force and effect, and all applicable waiting periods, if any, shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Financing Documents, the Portfolio Transaction Documents or the financings contemplated hereby and thereby, and do not contain any conditions that are not capable of being satisfied without materially adversely affecting the transactions contemplated hereby.

(j) Portfolio Company Approvals. The Borrower shall have delivered the most recently available monthly operating reports for each Portfolio Company, and none of such reports shall indicate that (i) any such governmental or third party approval, consent or waiver necessary has not been obtained or is not in full force and effect, or (ii) any action has been taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the operations of any Project.

(k) Project Documents; etc. (i) The Administrative Agent shall have received true and correct copies of (A) the Contribution Agreement; (B) each Purchase Agreement; (C) all Portfolio Transaction Documents; (D) the Vento I ROFO Notice; and (E) copies of each of the Oasis ROFO Notice, the Sand Bluff ROFO Notice and the Scurry County ROFO Notices, duly executed by the Borrower; and (ii) the Borrower shall have included in the Dataroom true and correct copies, to its Knowledge, of (A) each Project Document set forth on Schedule 6.08; (B) each Holding Company LLC Agreement; and (C) the most recent Tracking IRR Report (as defined in the Contribution Agreement) of each Holding Company.

(l) Representations and Warranties. Each of the representations and warranties set forth in each Financing Document shall be true and correct in all material respects.

(m) No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date or would result from the execution, delivery or performance of the Financing Documents.

(n) Base Case Financial Model. The Administrative Agent shall have received (in form and substance reasonably satisfactory to it) no less than one (1) day prior to the anticipated Closing Date a comprehensive long-term cash flow model (“Base Case Financial Model”) reflecting the forecast economics for each of the Projects for a period through at least twelve months after the Final Maturity Date, showing, on a basis consistent with the Project Documents and the Financing Documents, the Borrower’s good faith projections based on assumptions that are believed by the Borrower to be a reasonable operating forecast of revenues, expenses, cash flow, and sources and uses of revenues over the forecast period.

(o) Accounts. All Accounts shall have been established with the Depositary and under the “control” (as defined in the UCC) of the Collateral Agent. The Debt Reserve Account shall be fully funded with proceeds from the Term Loans in an amount equal to six months of interest payments and six months of Minimum Principal Payments.

(p) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing, duly executed and delivered in accordance with Section 2.03(a), in respect of the Term Loans.

(q) Taxes. All required taxes, expenses and other costs and fees required to be paid in connection with the execution, delivery, filing, registration and performance of the Financing Documents and the transactions contemplated thereby, and the perfection of the security interests, shall have been paid in full.

(r) Due Diligence. Each Lender shall have completed a due diligence review of Portfolio, each Portfolio Company, the Projects and material matters related thereto, with results satisfactory to such Lender.

(s) Contribution Agreement. The “Closing” under and as defined in the Contribution Agreement shall have occurred, and the Administrative Agent shall have received copies of each of the documents required to be delivered under Sections 2.4(a)(ii), 2.4(a)(iii), 2.4(a)(iv), 2.4(a)(ix), 6.1(h) and 6.1(k) of the Contribution Agreement in connection therewith.

(t) Conversion Notice. The Borrower shall have delivered a fully-executed copy of the Conversion Notice.

(u) Dataroom. The Borrower shall have delivered the compact disc as described in the definition of “Dataroom”.

(v) Fees and Expenses. All costs and expenses due and payable in accordance with Section 12.03 as of the Closing Date shall have been paid in full or shall be paid in full with the proceeds of the Loans to be made on the Closing Date.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make Loans hereunder, the Borrower represents and warrants to each Credit Party which is a party hereto, as of the Closing Date as follows:

SECTION 6.01 Due Organization, etc.

(a) The Borrower has been duly formed, is validly existing and is in good standing as a limited liability company under the laws of the State of Delaware.

(b) To the Knowledge of the Borrower, each Portfolio Company is validly existing and in good standing as a limited liability company under the laws of the jurisdiction in which it was organized.

(c) The Borrower has all requisite power and authority to own, lease and/or operate and maintain its properties and conduct its business as currently conducted.

(d) To the Knowledge of the Borrower, each Portfolio Company has requisite power and authority to own, lease and/or operate and maintain its business as currently conducted.

(e) The Borrower is in good standing as a foreign limited liability company in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, cause a Material Adverse Change.

(f) To the Knowledge of the Borrower, each Portfolio Company is in good standing as a foreign corporation in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, cause a Material Adverse Change.

SECTION 6.02 Taxes.

(a) All material federal, state, local and foreign tax returns of the Borrower and the Parent have been timely and accurately filed (after giving effect to valid extensions of time to file such tax returns), and all material Taxes, fines or penalties that are required to be paid have been timely paid, except for any such tax, fine or penalty that is being contested in good faith and by appropriate proceedings with cash reserves established for such Taxes in accordance with GAAP, other than de minimis Taxes.

(b) To the Knowledge of the Borrower, (i) the material federal, state, local and foreign tax returns of any Portfolio Company have been timely filed (after giving effect to valid extensions of time to file such tax returns), and (ii) all taxes, fines or penalties that are shown as due and owing on such tax returns have been paid.

SECTION 6.03 Capitalization. The Borrower and, to the Knowledge of the Borrower, each Portfolio Company, has an authorized capitalization as of the Closing Date as set forth on Schedule 6.03. The issued and outstanding Capital Stock of the Borrower and of Portfolio and, to the Knowledge of the Borrower, each other Portfolio Company, has been duly and validly authorized and issued and is fully paid and nonassessable, and is owned of record as set forth in Schedule 6.03; and there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any Capital Stock of the Borrower or any Capital Stock of Portfolio. The Borrower has not received Written Notice that there are any outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any Capital Stock of any Portfolio Company, except as described in Schedule 6.03.

SECTION 6.04 Environmental Laws; Compliance with Laws.

(a) Except as disclosed on Schedule 6.04, (i) the Borrower is in compliance in all material respects with all Applicable Laws (other than Environmental Laws, which are the subject of clause (ii) below); (ii) the Borrower is in compliance in all material respects with all applicable Environmental Laws other than such Environmental Laws where the failure to so comply could not reasonably be expected to cause a Material Adverse Change; (iii) the Borrower is in compliance with any and all Governmental Approvals required under any Environmental Law; and (iv) there are no pending or, to the Borrower’s Knowledge, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of non-compliance or violation, investigations or proceedings arising under or relating to any Environmental Law against the Borrower.

(b) Except as disclosed on Schedule 6.04: (i) to the Knowledge of the Borrower, no Portfolio Company is in violation of any Applicable Laws (including Environmental Laws) that could reasonably be expected to result in a Material Adverse Change; (ii) to the Knowledge of the Borrower, no Portfolio Company is in violation of any Governmental Approval required under any Environmental Law that could be reasonably expected to result in a Material Adverse Change; (iii) the Borrower has not received Written Notice of any pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of non-compliance or violation, investigations or proceedings arising under or relation to any Environmental Law against any Portfolio Company or with respect to the operations of any Project that could reasonably be expected to result in a Material Adverse Change; or (iv) the

Borrower has not received Written Notice of any conditions, events or circumstances relating to Hazardous Materials or Environmental Laws that may reasonably be expected to form the basis of (A) an order or any Environmental Liabilities and Costs for any Remedial Actions or (B) any other action, investigation, claim, suit or proceeding by a private party or government body or agency, and that, in the case of any of the foregoing, could reasonably be expected to result in a Material Adverse Change.

SECTION 6.05 Marketable Title; Leasehold Interests.

(a) Schedule 6.03 contains a list of all Capital Stock of Portfolio owned by the Borrower and, to the Knowledge of the Borrower, all other Capital Stock of Portfolio and each other Portfolio Company.

(b) The Borrower has good, valid and marketable title to all of the Capital Stock of Portfolio owned by the Borrower as set forth on Schedule 6.03, free and clear of all Liens or other defects in title, and such Capital Stock has not been pledged or assigned to any Person except pursuant to the Security Documents. To the Knowledge of the Borrower, (i) Portfolio has good, valid and marketable title to all of the Capital Stock of the Holding Companies set forth on Schedule 6.03 and (ii) each Holding Company has good, valid and marketable title to all of the Capital Stock of the Project Companies set forth opposite its name on Schedule 6.03, in any such case free and clear of all Liens (other than Permitted Liens) or other defects in title, or that any such Capital Stock has been pledged or assigned to any Person except pursuant to the Security Documents.

(c) As of the Closing Date, the Capital Stock of Portfolio set forth on Schedule 6.03 will not be subject to any restrictions on transferability other than those imposed by the Financing Documents and the Organic Documents of Portfolio.

(d) To the Knowledge of the Borrower, each Holding Company and Project Company has valid title to or leases, free from all Liens (other than Permitted Liens), the material assets used or held for use by such Holding Company and Project Company, except for such material assets the failure of which to so own or lease would not, individually or in the aggregate, have a Material Adverse Change.

(e) To the Knowledge of the Borrower, Schedule 6.05 contains a list of the title insurance policies covering all of the material Real Property owned by any Project Company.

SECTION 6.06 Investment Company Act. The Borrower is not and, after giving effect to the transactions contemplated by the Financing Documents, will not be, an “investment company,” or an entity “controlled” by an investment company, as such terms are defined in the Investment Company Act of 1940, as amended.

SECTION 6.07 Labor Matters.

(a) The Borrower does not have any employees. No labor problem or dispute with the employees of the Borrower exists or is threatened that could reasonably be expected to cause a Material Adverse Change; and there are no material unfair labor practice complaints pending or threatened against the Borrower.

(b) to the Knowledge of the Borrower, (i) no labor problem or dispute with the employees of any Portfolio Company exists or is threatened, and (ii) no unfair labor practice is pending or threatened against any Portfolio Company, in either case, that could reasonably be expected to cause a Material Adverse Change.

SECTION 6.08 Project Documents.

(a) To the Knowledge of the Borrower, each Project Document and Organic Document to which the Borrower or any Portfolio Company is a party is included in the Dataroom.

(b) (i) A copy of each Project Document made available to the Borrower has been included in the Dataroom, and to the Knowledge of the Borrower, such copy is a true and correct copy, (ii) to the Knowledge of the Borrower, each such Project Document is in full force and effect, and (iii) the Borrower has not received Written Notice that (A) any of the Portfolio Companies or any other party to a Project Document, is in default (or that an event has occurred that with lapse of time or notice or action by a third party could reasonably be expected to result in a default) in any material respect in the performance of or compliance with any Project Document, (B) a Project Document is not in full force and effect, (C) there is an ongoing dispute under any Project Document that could reasonably be expected to result in a Material Adverse Change, (D) there is a pending or proposed modification or amendment to any Project Document, (E) there has been any assignment or proposed assignment of any right under any Project Document, (F) there has been any call on, or attempt to collect any amounts in respect of, any guarantee, letter of credit, reserve account or other payment or performance security under, or in connection with, any Project Document, (G) a force majeure event has occurred and is continuing under any Project Document or (H) except as disclosed on Schedule 6.08, that any payment of damages is pending or payable under any Project Document.

(c) The Borrower is not in violation of its Organic Documents, nor, to the Knowledge of the Borrower, is any Portfolio Company in violation of its respective Organic Documents in any material respect.

SECTION 6.09 Subsidiaries; Business Activities. The Borrower does not have (a) any Subsidiaries or (b) any direct or, to the Knowledge of the Borrower, indirect equity ownership interest in any corporation, partnership, joint venture or other entity other than the Portfolio Companies. The Borrower has not engaged in any business or activity other than the acquisition and ownership of the Capital Stock of Portfolio and the financings and other ancillary activities related thereto.

SECTION 6.10 Authorization and Enforceability of Financing Documents.

(a) The Borrower has all requisite limited liability company power and authority to enter into this Agreement and the other Financing Documents to which it is a party. This Agreement and the other Financing Documents to which it is a party have been duly and validly authorized, executed and delivered by the Borrower.

(b) Each of the Financing Documents to which the Borrower is a party constitutes the valid and binding agreement of the Borrower, enforceable against it in accordance with its terms,

except as such enforceability may be limited by (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and (ii) the availability of equitable remedies.

SECTION 6.11 Defaults Under Other Agreements. The Borrower is not in default, and no event has occurred that, with notice or lapse of time or both, would reasonably be expected to constitute such a default, in the due performance or observance of any term, agreement, covenant, condition or other obligation contained in any material indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject, which defaults and violations, singularly or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

SECTION 6.12 Non-Contravention. (a) None of the execution or delivery by the Borrower of this Agreement or any other Financing Document to which the Borrower is a party, the performance of or compliance by the Borrower with the terms and conditions hereof or thereof or the Borrowing of the Loans hereunder or granting of the Liens pursuant to the Security Documents (i) contravenes in any material respect any Applicable Law, (ii) constitutes a default under or results in the violation of the provisions of the Organic Documents of the Borrower or Portfolio or, to the Knowledge of the Borrower, the Organizational Documents of any Project Company, (iii) results in the creation or imposition of any Liens (other than Liens created under the Security Documents) on any assets or properties of the Borrower or, to the Knowledge of the Borrower, any other Portfolio Company, (iv) to the Knowledge of the Borrower, constitutes a default under (or an event that, with notice or lapse of time or both, would become a default) or results in the violation of any Project Document or (v) contravenes any Portfolio Transaction Document or Holding Company LLC Agreement.

(b) To the Knowledge of the Borrower, the consummation of the Transaction (as defined in the Contribution Agreement) and the execution, delivery and performance of the Portfolio Transaction Documents does not violate or constitute a default under any Holding Company LLC Agreement or Power Purchase Agreement.

SECTION 6.13 Governmental Approvals.

(a) The Borrower is in compliance in all material respects with all Governmental Approvals currently applicable to the Borrower.

(b) All material Governmental Approvals that are presently required to be obtained or applied for in connection with the Borrower’s direct or indirect ownership of the Capital Stock of any Portfolio Company have been either (i) timely applied for and such applications are pending approval by the relevant Governmental Authority, or (ii) duly obtained, were validly issued and are in full force and effect, not subject to any pending challenge, held in the name of the Borrower and are or are expected to be free from conditions that the Borrower does not reasonably expect either it or such other appropriate party, as the case may be, will be able to satisfy in all material respects on a timely basis. To the Knowledge of the Borrower, there are no proceedings pending other than rulemaking proceedings of general applicability or proceedings related to the renewal of Governmental Approvals, with respect to the Borrower that would reasonably be expected to result in a rescission, termination, material modification, or suspension of any material Governmental Approval held by the Borrower.

(c) To the Knowledge of the Borrower, each material Governmental Approval that is presently required to be obtained or applied for in connection with the ownership, operation and maintenance of the Projects (i) has been duly obtained, (ii) was validly issued, (iii) is in full force and effect, (iv) is not subject to any pending challenge, (v) is held in the name of the relevant Portfolio Company or other appropriate party, as the case may be, or (vi) is and is expected to be free from conditions that the applicable Portfolio Company does not reasonably expect either it or such other appropriate party, as the case may be, will be able to satisfy in all material respects on a timely basis. To the Knowledge of the Borrower, there are no proceedings pending other than rulemaking proceedings of general applicability or proceedings related to the renewal of Governmental Approvals, with respect to any Portfolio Company that would reasonably be expected to result in a rescission, termination, material modification, or suspension of any material Governmental Approval held by any Portfolio Company.

SECTION 6.14 Legal and Other Proceedings. There are no legal or governmental proceedings pending to which the Borrower is a party or to which any property or assets of the Borrower is subject that (a) purport to affect or pertain to this Agreement or any other Financing Document or any of the transactions contemplated hereby or (b) if determined adversely to the Borrower, could reasonably be expected to result in a Material Adverse Change or could reasonably be expected to materially and adversely affect the ability of the Borrower to perform its Obligations under any of the Financing Documents; and to the Knowledge of the Borrower, no such proceedings are threatened or contemplated by Governmental Authorities or threatened by others. Except as set forth on Schedule 6.14, to the Knowledge of the Borrower, there are no lawsuits, actions, or proceedings pending or in progress or governmental, administrative or other investigation pending or in progress or threatened against, or relating to the respective assets or businesses of any Portfolio Company that could reasonably be expected to result in a Material Adverse Change. To the Knowledge of the Borrower, no Portfolio Company is subject to any outstanding judgment, order, writ, injunction, decree or award entered in an action to which the any Portfolio Company was a named party relating to the respective assets or businesses of any Portfolio Company that could reasonably be expected to result in a Material Adverse Change.

SECTION 6.15 Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loans will be used to purchase or carry Margin Stock or otherwise for a purpose that violates, or would be inconsistent with, Board Regulation U or Regulation X. Terms for which meanings are provided in Board Regulation U or Regulation X or any regulations substituted thereof, as from time to time in effect, are used in this Section 6.15 with such meanings.

SECTION 6.16 Solvency. After giving effect to the consummation of the transactions contemplated by the Financing Documents, the making of the Term Loans, the use of proceeds therefrom and the performance by the Borrower, the Parent of their respective Obligations pursuant to the Financing Documents, each of the Borrower and the Parent will be Solvent.

SECTION 6.17 Senior Indebtedness. The Obligations will be secured by the Collateral on a first priority basis with respect to any Liens permitted pursuant to Section 9.02 (other than such Liens that are, by operation of Applicable Law, senior or pari passu in priority thereto) and constitute senior secured Indebtedness of the Borrower.

SECTION 6.18 Absence of Defaults. No condition exists on the Closing Date that constitutes a Default or an Event of Default.

SECTION 6.19 Material Adverse Change. No Material Adverse Change has occurred in respect of the Borrower since October 3, 2014. To the Knowledge of the Borrower, no Material Adverse Change has occurred in respect of a Project or a Portfolio Company since the date of the most recently available monthly operating reports for such Project and Portfolio Company.

SECTION 6.20 Financial Information. [Reserved].

SECTION 6.21 Foreign Corrupt Practices Act of 1977. Neither the Borrower nor any director, officer, agent, employee or other person associated with or acting on behalf of the Borrower has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, in each case in connection with any Project or Portfolio Company, or the execution, delivery or performance of the Financing Documents.

SECTION 6.22 Books and Records. The Borrower maintains a system of accounting controls that is sufficient to provide reasonable assurance that it (a) makes and keeps accurate books and records and (b) maintains internal accounting controls that provide reasonable assurance that (i) material information relating to the Borrower is made known to the Borrower’s Financial Officers by others within those entities and transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of its consolidated financial statements and to maintain accountability for its assets, (iii) access to its assets is permitted only in accordance with management’s general or specific authorization and (iv) the reported accountability for its assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference. To the Knowledge of the Borrower, each Portfolio Company maintains a system of accounting controls that is sufficient to provide reasonable assurance that they each (A) make and keep accurate books and records and (B) maintain internal accounting controls that provide reasonable assurance that (i) material information relating to such Portfolio Company is made known to such Portfolio Company’s Financial Officers by others within those entities and transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of its consolidated financial statements and to maintain accountability for its assets, (iii) access to its assets is permitted only in accordance with management’s general or specific authorization and (iv) the reported accountability for its assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

SECTION 6.23 Regulation.

(a) The Borrower has not been deemed by FERC to be subject to, or not exempt from, (i) regulation as a “public utility” under the FPA, or (ii) regulation by FERC under PUHCA.

(b) To the Borrower’s Knowledge, each Portfolio Company either (i) has been granted authorization by FERC to sell electric energy and capacity at market-based rates under Section 205 of the FPA, along with those waivers from federal regulation and blanket approvals typically granted by FERC to entities with market-based rate authorization, including blanket authorization for the issuance of securities and assumption of liabilities under Section 204 of the FPA and Part 34 of the FERC’s regulations, or (ii) is otherwise exempt from Sections 205 and 206 of the FPA; in each case, as set forth in Schedule 6.23.

(c) To the Borrower’s Knowledge, each Portfolio Company either (i) is an exempt wholesale generator under PUHCA, or (ii) is a qualifying facility under Section 292.101(b) of FERC’s regulations and in either case, is exempt from regulation by FERC under PUHCA (with the exception of FERC’s regulations applicable to exempt wholesale generator status); in each case, as set forth in Schedule 6.23.

(d) None of the Administrative Agent, any Lender or any other Credit Party will, solely as a result of (i) the execution, delivery and performance of the Financing Documents or the making of the Loans thereunder, (ii) the execution, deliver and performance of the Portfolio Transaction Documents, (iii) the operation of the Projects, or (iv) the sale of electric capacity or energy from the Projects, be subject to, or not exempt from, regulation as a “public utility” under the FPA, as a holding company under PUHCA, or under state public utility laws; provided, that the exercise of remedies as provided for under the Financing Documents may cause the Credit Parties to become subject to regulation as a public utility under the FPA, as a holding company under PUHCA or under state public utility laws.

SECTION 6.24 Sanctions Concerns and Anti-Corruption Laws. (a) Neither the Borrower, nor Portfolio, nor any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions, nor is the Borrower or Portfolio located, organized or resident in a Designated Jurisdiction.

(b) The Borrower and Portfolio conduct their business in compliance with applicable anti-corruption laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

SECTION 6.25 Disclosure. The Borrower has disclosed to the Lenders, by including such information in the Dataroom, all material agreements, instruments and corporate or other restrictions to which it a party, and all other material information in written form in its possession relating to the Portfolio Companies or the Projects, including all materials made available to the Borrower and any of its Affiliates in the “Data Room” (as defined in the Contribution Agreement). All factual information (excluding any financial projections and models) heretofore or contemporaneously furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender for the purposes of or in connection with this Agreement or any transaction contemplated hereby (a) is, to the extent such information relates to the Borrower, the Parent, Sponsor or Portfolio and (b) is, to the Knowledge of the Borrower, to the extent such information relates to any Holding Company or Project Company, true and accurate in every material respect and such information is not incomplete by omitting to state any material fact necessary to make such information not misleading, in each case on the date as of which such information is dated or certified.

SECTION 6.26 ERISA Compliance. As of the Closing Date, neither the Borrower nor Portfolio maintain, contribute to, or have any liability to any Plan. No member of the ERISA Group maintains, contributes to, or has any liability to a Pension Plan, nor has any obligation to contribute to or liability to any Multiemployer Plan.

SECTION 6.27 Collateral Documents. The provisions of the Security Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the Borrower or the Parent in the Collateral described therein. Except for filings completed on or prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

SECTION 6.28 Intellectual Property; Licenses, Etc. The Borrower, Portfolio and to the Borrower’s Knowledge, each other Portfolio Company, owns or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of its respective business, without conflict with the rights of any other Person. To the Knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Portfolio Company or any of its Subsidiaries infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the Knowledge of the Borrower, threatened, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Change.

SECTION 6.29 No Broker’s Fees. No brokerage or finder’s fees are or will be payable in connection with this Agreement and the transactions contemplated hereby.

SECTION 6.30 Insurance Matters. The properties of the Borrower and, to its Knowledge, each Portfolio Company, are insured with financially sound and reputable insurance companies not Affiliates of the Borrower or such Portfolio Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Portfolio Company operates. To the Borrower’s Knowledge, each Holding Company and Project Company maintains insurance satisfying the insurance obligations set forth in the applicable Project Documents.

ARTICLE VII.

REPORTING REQUIREMENTS

SECTION 7.01 Reporting Requirements. The Borrower covenants and agrees that until the Termination Date has occurred, the Borrower shall:

(a) Furnish, or cause to be furnished, to the Administrative Agent (with sufficient copies for each Lender or, if posted on an electronic data room, with access to each Lender) the following financial statements, reports, Officer’s Certificates, notices and information:

(i) as soon as available and in any event within sixty (60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a calculation of the equity investment and income arising from the indirect investment in the Holding Companies, along with a reconciliation to such amounts and the amount of the Borrowings reflected in the Sponsor’s financial statements filed with the SEC and certified as fairly stated in all material respects by a Financial Officer of the Borrower;

(ii) as soon as available and in any event within 120 days after the end of each Fiscal Year, (x) a calculation of the equity investment and income arising from the indirect investment in the Holding Companies and (y) a reconciliation to such amounts and the amount of the Borrowings reflected in the Sponsor’s financial statements filed with the SEC, for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, accompanied by a report of Ernst & Young or other nationally recognized independent auditor reasonably acceptable to the Lenders that confirms that the equity and investment amounts were correctly calculated from the Holding Company financials and that the reconciliation agrees to the amounts included in the Sponsor’s audited financial statements filed with the SEC;

(iii) concurrently with the delivery of the financial information pursuant to clauses (i) and (ii) above, an Officer’s Certificate executed by a Financial Officer of the Borrower, stating that no Event of Default has occurred and is continuing (or, if an Event of Default has occurred, specifying the details of such Event of Default and the action that the Borrower has taken or proposes to take with respect thereto);

(iv) within seven (7) Business Days after its receipt thereof, any quarterly and annual financial statements, and other material financial information, received by the Borrower from or relating to any Portfolio Company;

(v) within seven (7) Business Days after its receipt thereof, any operating report or any other material notice, report, filing or other document delivered to the Borrower relating to any Portfolio Company or any Project;

(vi) as soon as reasonably practicable and in any event within seven (7) Business Days after the Borrower obtains Knowledge of the occurrence of a Default or an Event of Default, an Officer’s Certificate of the Borrower setting forth details of such Default or Event of Default and the action that the Borrower has taken and proposes to take with respect thereto;

(vii) as soon as possible and in any event within seven (7) Business Days after the Borrower obtains Knowledge of (A) any material litigation involving the Borrower, (B) any event or condition that has had or is reasonably expected to cause a Material

Adverse Change, an Officer’s Certificate of the Borrower setting forth the details thereof and, if applicable, setting forth the action that the Borrower has taken, and any action proposed to be taken with respect thereto or (C) any ERISA Event;

(viii) within seven (7) Business Days after the Borrower obtains Knowledge of (A)(i) any Event of Loss, (ii) Event of Eminent Domain, or (iii) any Asset Sale giving rise to proceeds in excess of $250,000 or (B) any material litigation involving any Portfolio Company, an Officer’s Certificate of the Borrower attaching a copy of any notice received with respect thereto and, if applicable setting forth the action that the Borrower has taken and any action proposed to be taken with respect thereto;

(ix) [Reserved];

(x) promptly (A) if the Borrower obtains Knowledge that one or more of the Borrower or any Person that owns, directly or indirectly, any Capital Stock of the Borrower, or of any other direct or indirect equitable, legal or beneficial interest therein is in violation of any of the Terrorism Laws, the Borrower will notify the Administrative Agent, and (B) upon the request of any Lender, the Borrower will provide any information such Lender believes is reasonably necessary to be delivered to comply with the Patriot Act;

(xi) as soon as possible and in any event within seven (7) Business Days after the Borrower obtains Knowledge of any claims, complaints, notices or inquiries that (A) relate to the condition of any Portfolio Company’s facilities and properties in respect of, or as to compliance with, Environmental Laws and (B) could (individually or in the aggregate) reasonably be expected to have a Material Adverse Change, an Officer’s Certificate of the Borrower attaching a copy of any notice delivered with respect thereto and, if applicable, setting forth the action that the Borrower has taken and any action proposed to be taken with respect thereto;

(xii) no later than sixty (60) days after the end of each Fiscal Year, the Borrower shall prepare and deliver to the Lenders an updated Base Case Financial Model reflecting the actual financial results of the Borrower for such Fiscal Year, based on information actually received as of such date by the Borrower, with the same categories of revenue and cost, including all operating and maintenance costs, debt service, insurance premiums and other costs, charges and liabilities payable by each Portfolio Company;

(xiii) within seven (7) Business Days after its receipt thereof, any tax returns or other filings relating to Portfolio and each Holding Company; and

(xiv) such other financial and other information as any Lender through the Administrative Agent may from time to time reasonably request (including information and reports in such detail as the Administrative Agent may request with respect to the terms of and information provided pursuant to any Officer’s Certificate delivered pursuant to this Article VII).

Notwithstanding anything to the contrary in this Section 7.01, as soon as possible and in any event within three (3) Business Days after its receipt thereof, copies of any material written notices, communications or other information delivered to the Borrower under or pursuant to any of the Portfolio Transaction Documents.

ARTICLE VIII.

AFFIRMATIVE COVENANTS

The Borrower agrees that, so long as any Loan or any other Obligation under any Financing Document (other than contingent Obligations that are intended to survive the termination thereof) shall remain unpaid, it shall comply with the following covenants, and it shall take all Relevant Member Action to cause Portfolio to comply with the following covenants, provided any failure or inability of the Borrower to cause such compliance by Portfolio shall not constitute a breach of this Article VIII so long as the Borrower has taken and, upon the request of any Lender, certified to such Lender that it has taken, all Relevant Member Action in connection with the applicable covenant that is available to it.

SECTION 8.01 Payment of Obligations. The Borrower shall, and shall take all Relevant Member Action to cause Portfolio to, pay and discharge all its (i) material Contractual Obligations and liabilities, except where (a) failure to so pay and discharge could not reasonably be expected to result in a Material Adverse Change or (b) the same may be contested in good faith by appropriate proceedings, and in such case will maintain, in accordance with GAAP, appropriate reserves for the accrual of any such contested amounts and (ii) tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower.

SECTION 8.02 [Reserved.]

SECTION 8.03 Maintenance of Property; Insurance.

(a) The Borrower shall maintain or cause to be maintained at all times insurance in accordance with Prudent Industry Practice and shall take all Relevant Member Action to cause Portfolio to maintain or cause to be maintained at all times insurance in accordance with each Project Document.

(b) The Borrower shall, and shall take all Relevant Member Action to cause Portfolio to, diligently pursue, in a commercially reasonable manner, any compensation available at law or under any insurance policy following the occurrence of an Event of Loss.

(c) The Borrower shall, and shall take all Relevant Member Action to cause Portfolio to, keep all property useful or necessary in its business in good repair, working order and condition, except (i) to the extent failure to so keep such property could not reasonably be expected to cause a Material Adverse Change, and (ii) ordinary wear and tear.

(d) The Borrower will at all times own not less than the amount of issued and outstanding Capital Stock of Portfolio that the Borrower owns as of the Closing Date.

(e) The Borrower will take all Relevant Member Action to cause Portfolio to distribute all Loss Proceeds and Eminent Domain Proceeds received by it to the Borrower, to the extent required or permitted under the terms of the Portfolio LLC Agreement.

SECTION 8.04 Conduct of Business. The Borrower shall, and shall take all Relevant Member Action to cause Portfolio to, preserve and maintain its respective legal existence and material rights and privileges (including licenses, permits, franchises and regulatory approvals).

SECTION 8.05 Compliance with Laws.

(a) The Borrower shall, and shall take all Relevant Member Action to cause Portfolio to, comply in all material respects with all Applicable Laws (including all Environmental Laws, except to the extent that non-compliance therewith could not reasonably be expected to cause a Material Adverse Change). Without limiting the generality of the foregoing, the Borrower shall, and shall take all Relevant Member Action to cause Portfolio to, ensure that no portion of the Loans will be used, disbursed or distributed for any purpose, or to any Person, directly or indirectly, in violation of any Terrorism Laws and shall comply with all Terrorism Laws with respect thereto.

(b) The Borrower shall comply with its Organic Documents in all respects, and shall take all Relevant Member Action to cause Portfolio to comply with its Organic Documents in all material respects.

(c) The Borrower shall, and shall take all Relevant Member Action to cause Portfolio to, pay or cause to be paid, as and when due, all Taxes that may at any time be lawfully assessed or levied against or with respect to the Borrower or Portfolio.

SECTION 8.06 Fiscal Year. The Borrower shall, and shall take all Relevant Member Action to cause Portfolio to, maintain as its Fiscal Year the twelve-month period ending on December 31 of each year.

SECTION 8.07 Inspection of Property, Books and Records. The Borrower shall, and shall take all Relevant Member Action to cause Portfolio to, keep proper books of record and accounts in accordance with GAAP that accurately reflect all of their respective business affairs and transactions, and will permit, and will take all Relevant Member Action to cause Portfolio to permit, representatives of any Credit Party and the Independent Engineer or other Credit Party consultants, or other advisors, to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times during normal business hours and as often as may reasonably be desired, upon reasonable advance notice to the Borrower or Portfolio, as the case may be.

SECTION 8.08 Governmental Approvals. The Borrower shall, and shall take all Relevant Member Action to cause Portfolio to, at all times obtain and maintain in full force and effect, in all material respects, all Governmental Approvals required at any time in connection with its business as currently conducted and as proposed to be conducted.

SECTION 8.09 Ranking. The Borrower shall ensure that at all times the Financing Documents and the Obligations evidenced thereby constitute secured obligations of the Borrower ranking in priority of payment at least pari passu with all other Indebtedness of the Borrower whether now existing or hereafter outstanding.

SECTION 8.10 Available Cash. The Borrower shall take all Relevant Member Action to cause Portfolio to distribute to the holders of its Capital Stock all cash received by Portfolio not reasonably required for the ongoing operation of the applicable Project (including reasonable reserves) no less frequently than monthly.

SECTION 8.11 Enforcement of Contracts. The Borrower shall, and shall take all Relevant Member Action to cause Portfolio to:

(a) perform and observe all of its respective material covenants and material obligations contained in the Portfolio Transaction Documents and each of the Holding Company LLC Agreements, in each case to which such Person is a party (except where the failure to do so could not reasonably be expected to result in termination of any such Portfolio Transaction Document or Holding Company LLC Agreement or otherwise result in a Material Adverse Change); and

(b) enforce against the relevant party to each Portfolio Transaction Document and Holding Company LLC Agreement to which such Person is a party its rights and obligations thereunder and the material covenants thereof in accordance with its terms unless the failure to do so could not reasonably be expected to result in a Material Adverse Change (and to not exercise any of such rights or obligations in any manner that could reasonably be expected to result in a Material Adverse Change).

SECTION 8.12 Dividend Payments. The Borrower shall, or shall take all Relevant Member Action to cause Portfolio to, remit the proceeds of any dividend or other distribution (whether in cash, securities or other property) made by Portfolio to the Borrower, within three (3) Business Days thereof, to the Collateral Agent for deposit in the Revenue Account or such other account as is specified in the Depositary Agreement. Without limiting the generality of the foregoing, the Borrower shall take all Relevant Member Action (a) to cause all bank accounts of Portfolio to be maintained at one or more banks, other than JPMCC or any Affiliate of JPMCC, having capital and surplus in an aggregate amount of not less than $500,000,000 and rated A or greater by S&P or A2 or greater by Moody’s and (b) to issue a standing instruction to all bank accounts of Portfolio from which dividends or distributions may be made to the Borrower that all such amounts shall be transferred solely to the Revenue Account, which standing instruction the Borrower shall not withdraw without the prior written consent of the Lenders and the Collateral Agent.

SECTION 8.13 Portfolio LLC Agreement; Portfolio Companies. The Borrower shall comply in all material respects with all of its obligations under the Portfolio Transaction Documents. The Borrower shall take all Relevant Member Action to (a) cause Portfolio to comply with each of the covenants set forth in Article VII, Article VIII and Article IX, (b) oppose any proposed decreases by Portfolio in dividends or distributions to holders of the Capital Stock of Portfolio (but subject to setting aside any amounts that the Borrower or Portfolio reasonably believes, in accordance with Prudent Industry Practice and consistent with any fiduciary duties it may have, should be maintained by Portfolio), (c) oppose any proposed increases in capital contributions by the Borrower to Portfolio and (d) oppose any proposal that could reasonably be expected to result in a Material Adverse Change.

SECTION 8.14 Warranty of Title. The Borrower shall, and shall take all Relevant Member Action to cause Portfolio to, maintain good, legal and valid title to all of its material properties and assets (other than properties and assets disposed of in accordance with this Agreement), in each case free and clear of all Liens other than the Permitted Liens.

SECTION 8.15 Separate Existence. The Borrower shall (a) maintain entity records and books of account separate from those of any other entity that is an Affiliate of any such Person, (b) not commingle its funds or assets with those of any other entity that is an Affiliate of any such Person (other than as required by the Financing Documents), (c) cause its members to take appropriate written action in accordance with the Borrower’s and such member’s Organic Documents to authorize and approve such Person’s actions, which written action will be separate from that of any other entity that is an Affiliate of such Person and (d) at all times include in its limited liability company agreement the provisions of the foregoing clauses (a) through (c) and other customary separateness covenants reasonably satisfactory to the Lenders.

SECTION 8.16 Maintenance of Depositary Accounts. The Borrower shall fund and maintain the Accounts in accordance with the Depositary Agreement.

SECTION 8.17 Debt Reserve Account. The Borrower shall at all times maintain an amount equal to six months of interest payments and six months of Minimum Principal Payments in the Debt Reserve Account; provided, however, that if there is a draw on the Debt Reserve Account by the Administrative Agent in accordance with the terms of the Depositary Agreement, the Borrower shall not be deemed to be in breach of this Section 8.17 as long as the Debt Reserve Account is replenished in accordance with the provisions of the Depositary Agreement.

SECTION 8.18 Equity Member Withdrawal. If the “Equity Member” (under and as defined in the Portfolio LLC Agreement) exercises its “Equity Member Withdrawal” (under and as defined in Section 14(b) of the Portfolio LLC Agreement), the Borrower shall elect the “80% Option” (under and as defined in Section 14(b) of the Portfolio LLC Agreement) and shall cause the Parent, Sponsor or an Affiliate of either of the foregoing to contribute to the Borrower all amounts as are necessary to pay to such Equity Member all amounts owing to it under such 80% Option.

SECTION 8.19 Further Assurances. Promptly upon the written request of the Administrative Agent, the Borrower shall execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further security agreements, pledge agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments, and take any other further action, as the Administrative Agent may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Financing Documents, (ii) to the fullest extent permitted by Applicable Law and any applicable Contractual Obligations of the Borrower, subject the Borrower’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Security Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Financing Document or under any other instrument executed in connection with any Financing Document to which the Borrower is or is intended to be a party.

SECTION 8.20 ROFO Notices. Within two (2) Business Days of written request by the Administrative Agent, the Borrower shall deliver to each of the addressees thereof, the Oasis ROFO Notice, the Sand Bluff ROFO Notice and the Scurry County ROFO Notices. Promptly following, and in any event within three (3) Business Days of, its receipt thereof, the Borrower shall deliver to the Administrative Agent any countersigned signature page to the Oasis ROFO Notice, the Sand Bluff ROFO Notice and the Scurry County ROFO Notices.

ARTICLE IX.

NEGATIVE COVENANTS

The Borrower agrees that, so long as any Loan or any other Obligation of the Borrower under any Financing Document (other than contingent Obligations that are intended to survive the termination thereof) shall remain unpaid, it shall comply with the following covenants, and it shall take all Relevant Member Action to cause Portfolio to comply with the following covenants, provided that any failure or inability of the Borrower to cause such compliance by Portfolio shall not constitute a breach of this Article IX so long as the Borrower has taken and, upon the request of any Lender, certified to such Lender that it has taken, all Relevant Member Action in connection with the applicable covenant that is available to it.

SECTION 9.01 Limitation on Indebtedness. The Borrower shall not, and shall take all Relevant Member Action to cause Portfolio not to, incur, assume, create or suffer to exist any Indebtedness, except for the Obligations incurred hereunder and under the other Financing Documents.

SECTION 9.02 Liens. The Borrower shall not, and shall take all Relevant Member Action to cause Portfolio not to, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except Permitted Liens.

SECTION 9.03 Restricted Payments. The Borrower shall not, and shall take all Relevant Member Action to cause Portfolio not to, make any Restricted Payments, except:

(a) with respect to the Borrower, from amounts on deposit in the Distribution Account, if at the time of making such Restricted Payment, the Borrower satisfies each of the Distribution Conditions; and

(b) Restricted Payments made by Portfolio on a pro rata basis to the holders of any class or series of Capital Stock issued by Portfolio, provided such Restricted Payments are paid in accordance with the Organic Documents of Portfolio.

SECTION 9.04 Consolidations and Mergers; Asset Sales.

(a) The Borrower shall not, and shall take all Relevant Member Action to cause Portfolio not to, enter into any transaction of merger or consolidation, or sell all or substantially all of the Borrower’s or Portfolio’s respective assets to any other Person.

(b) The Borrower shall not, and shall take all Relevant Member Action to cause Portfolio not to, purchase or otherwise acquire all or substantially all of the assets (including Capital Stock) of any other Person.

(c) The Borrower shall not, and shall take all Relevant Member Action to cause Portfolio not to, directly or indirectly, issue, sell, assign, pledge or otherwise encumber or dispose of any shares of Capital Stock of Portfolio owned directly by the Borrower, except as provided in the Security Documents.

(d) The Borrower shall take all Relevant Member Action to cause Portfolio not to, directly or indirectly, issue or sell any additional shares of Capital Stock of Portfolio.

(e) The Borrower shall take all Relevant Member Action to cause Portfolio not to sell, lease (as lessor), transfer (as transferor) or otherwise dispose of any property or assets (an “Asset Sale”).

SECTION 9.05 Burdensome Agreements. The Borrower shall not, and shall take all Relevant Member Action to cause Portfolio not to, enter into, or permit to exist, any Contractual Obligation (except for this Agreement and the other Financing Documents) that (a) encumbers or restricts the ability of any such Person to (i) to enter into and perform its obligations under the Financing Documents; (ii) make Restricted Payments directly to the Borrower or (iii) pay any Indebtedness or other obligation owed to the Borrower or any Lender.

SECTION 9.06 Transaction with Affiliates. The Borrower shall not, and shall take all Relevant Member Action to cause Portfolio not to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its respective properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of the Borrower’s or Portfolio’s respective Affiliates (an “Affiliate Transaction”), unless the Affiliate Transaction is on terms that are no less favorable to the Borrower or Portfolio, as the case may be, than those that would have been obtained in a comparable transaction by the Borrower or Portfolio with an unrelated Person; provided that, the following transactions will not be deemed to constitute Affiliate Transactions and therefore will not be subject to the provisions of this Section 9.06: (a) arms-length transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services (including between Portfolio Companies), or lessors or lessees of property, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement; (b) any employment agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by the Borrower or Portfolio in the ordinary course of business; (c) Restricted Payments expressly permitted hereby; (d) transactions pursuant to written agreements and arrangements in place as of the Closing Date; (e) any amendments, modifications or replacements of, or waivers under, any written agreement described under clause (d) of this Section 9.06 that is not a Major Project Document, provided that no such amendment, modification or waiver alters any such agreement in a manner than is materially adverse to the interests of Lenders; and (f) any agreement to do any of the foregoing.

SECTION 9.07 Investments in Other Persons.

(a) The Borrower will not, and will take all Relevant Member Action to cause Portfolio not to, make any loans or advances; provided, however, that the Borrower may direct the investment of funds on deposit in the Accounts in Permitted Investments in accordance with the terms of the Depositary Agreement.

(b) The Borrower will not, and will take all Relevant Member Action to cause Portfolio not to, acquire, establish or create any Subsidiary.

SECTION 9.08 Guarantees. The Borrower will not, and shall take all Relevant Member Action to cause Portfolio not to, contingently or otherwise, be or become liable in connection with any guarantee or other contingent obligation.

SECTION 9.09 Change in Nature of Business. The Borrower shall not, and shall take all Relevant Member Action to cause Portfolio not to, engage in any business other than a Permitted Business.

SECTION 9.10 Modification of Contractual Obligations. Unless it has received the prior written consent of the Administrative Agent, the Borrower shall not, and shall take all Relevant Member Action to cause Portfolio not to:

(a) amend, supplement, waive or otherwise modify any Portfolio Transaction Document or Holding Company LLC Agreement, terminate, replace, enter into a novation with respect to, vary or assign any or all interests in any Portfolio Transaction Document or Holding Company LLC Agreement, or exercise or waive any rights to consent to any termination, replacement, variance or assignment of any Portfolio Transaction Document or Holding Company LLC Agreement, except changes of a ministerial nature, in each case where the Borrower has received Written Notice of the proposed change, so long as the Borrower has provided the Administrative Agent with advance written notice of any such proposed change;

(b) [Reserved];

(c) amend, supplement, waive or otherwise modify the Organic Documents of the Borrower or Portfolio (including the Portfolio LLC Agreement), except changes of a ministerial nature, so long as the Borrower has provided the Administrative Agent with five (5) Business Days’ advance notice of any such proposed change, including an explanation of the proposed change; or

(d) enter into any new material contractual obligation.

SECTION 9.11 Use of Proceeds.

(a) The Borrower shall not use the proceeds of any Term Loan for any purpose other than to (A) make the contributions contemplated under the Contribution Agreement, (B) fund the Debt Reserve Account and (C) pay transaction costs and expenses associated with the Financing Documents.

(b) The Borrower shall not, directly or indirectly, use any part of the proceeds of any Loan or other revenues to purchase or carry any Margin Stock.

SECTION 9.12 Bank Accounts. The Borrower shall not maintain any bank account or similar account with any financial institution other than the Accounts.

SECTION 9.13 [Reserved.]

SECTION 9.14 Capital Expenditures. The Borrower will not make any Capital Expenditures and will take all Relevant Member Action to cause Portfolio not to make any Capital Expenditures, other than any Capital Expenditures of Portfolio that is (a) a Necessary Capital Expenditure with respect to a Project, and (b) paid solely with the proceeds of cash equity contributed to Portfolio by the holders of its Capital Stock (other than the Borrower). Without limiting the foregoing, the Borrower shall not acquire any membership interest of any “Equivalent Class Member” (as defined in the Portfolio LLC Agreement) in any Holding Company and shall not acquire any membership interest in any Holding Company from Portfolio pursuant to Paragraph 13(k) of the Portfolio LLC Agreement, in each case without the prior written consent of each Lender.

SECTION 9.15 Fiscal Year, Location and EIN. The Borrower shall not change (a) its Fiscal Year, name or federal employer identification number without the Administrative Agent’s consent (such consent not to be unreasonably withheld or delayed) or (b) its jurisdiction of organization, its organization identification number or the location of its principal place of business without at least 30 days’ prior written notice to the Administrative Agent and the Collateral Agent.

SECTION 9.16 Lease Transactions. The Borrower will not, and will take all Relevant Member Action to cause Portfolio not to, enter into any transaction for the lease of any assets, whether operating leases, capital leases or otherwise.

SECTION 9.17 No Employees. The Borrower shall not have any employees.

SECTION 9.18 Changes to Accounting Policies. The Borrower shall not, and shall take all Relevant Member Action to cause Portfolio not to, make any change in accounting policies or reporting practices, except as required by GAAP.

SECTION 9.19 Other Relevant Member Action. (a) Unless it has received the prior written consent of the Administrative Agent, the Borrower shall not take any Relevant Member Action with respect to any matter not specifically addressed in Article VIII or Article IX.

(b) Without limiting clause (a) and notwithstanding anything to the contrary in Section 7.01, Borrower shall (i) notify the Administrative Agent in writing promptly upon any action arising in respect of which the Portfolio LLC Agreement grants any voting, approval or consent right to the Borrower (whether in its capacity as a “Member,” “Investor Member,” Co-Managing Member” or “Tax Matters Partner” (each, under and as defined in the Portfolio LLC Agreement)) or any “Committee Member” (under and as defined in the Portfolio LLC Agreement) or any other agent or representative of the Borrower, however designated, under the Portfolio LLC Agreement, including any such matter relating to a Project, Project Company or a Holding Company with respect to which any Holding Company LLC Agreement grants voting, approval or consent rights to Portfolio, except to the extent that any such voting, approval or consent right is in respect of (1) a Minor Project Document, to the extent that the Borrower has certified in writing to the Administrative Agent and the Lenders that the action being requested of the Borrower could not reasonably be expected to result in a Material Adverse Change or (2) an item that is of a ministerial nature, which rights the Borrower may exercise in its discretion so long as it has provided the Administrative Agent with advance written notice and (ii) as soon as possible and in any event within three (3) Business Days after its receipt thereof, deliver to the Administrative Agent copies of any written notices, communications or other information relating to any matter described in the immediately preceding clause (i).

(c) The Borrower shall exercise any voting, approval or consent right described in clause (b) immediately above solely as directed in writing by the Administrative Agent, provided that if the Administrative Agent shall not have directed the Borrower as to the manner in which the Borrower shall be required to exercise such voting, approval or consent right by 9:00 a.m. EST on the date of the deadline for such exercise (after giving effect to the earlier of all extensions thereof permitted under the Portfolio LLC Agreement or any Holding Company LLC Agreement, as applicable), the Borrower shall be entitled to exercise such right in its discretion provided the Borrower shall have notified the Administrative Agent three (3) Business Days prior to such deadline if, on such date, the Administrative Agent shall not have given such direction to the Borrower.

SECTION 9.20 Sanctions. Directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Administrative Agent, or otherwise) of Sanctions.

ARTICLE X.

EVENTS OF DEFAULT

SECTION 10.01 Events of Default. Each of the following events or occurrences described in this Article X shall constitute an “Event of Default”; provided that if an Event of Default that may be cured under this Article X is actually cured, such event of Default shall no longer be deemed continuing:

(a) Non-Payment. The failure to pay or cause to be paid any Minimum Principal Payment Amount, any Additional Principal Payment Amount due under Section 3.01(a), any interest or any other Obligations on the date such payment is due and payable, whether on a

Payment Date, on the Final Maturity Date, upon prepayment or upon acceleration or otherwise; provided that the Borrower may cure an Event of Default referenced in this Section 10.01(a) up to two times in any calendar year and up to a total of four times in the aggregate if such payment is made within five (5) days after the same became due and payable.

(b) [Reserved].

(c) Breach of Warranty. Any representation or warranty made by the Borrower or the Parent under any Financing Document shall prove to have been untrue or misleading as of the time made, confirmed or furnished and the fact, event or circumstance that gave rise to such inaccuracy has had or could reasonably be expected to cause a Material Adverse Change, unless, if such misstatement (and the effect thereof) is reasonably capable of being cured, the Borrower, the Parent or Sponsor as applicable, cures such misstatement (and the effect thereof) within sixty (60) days of the Borrower, the Parent, Sponsor or any Credit Party, as applicable, acquiring Knowledge thereof.

(d) Non-Performance of Covenants and Obligations. The failure by the Borrower or the Parent to perform or observe (i) any covenant or obligation set forth in Section 8.18 or Article IX hereof or (ii) any of its other covenants or obligations in the Financing Documents (other than any failure or breach described in sub-clause (i) or in any other clauses of this Section 10.01) and, in respect of this clause (ii) only, such failure or breach shall continue uncured for sixty (60) or more days after an Authorized Officer of such Person obtains Knowledge thereof.

(e) [Reserved].

(f) Default on Other Indebtedness. (i) Failure of the Borrower to pay when due any principal of or interest on, or any other amount payable in respect of, one or more items of Indebtedness (other than Indebtedness under this Agreement) in an individual or aggregate principal amount of $500,000 or more, in each case beyond the grace period, if any, provided therefor; (ii) failure of any Portfolio Company to pay when due any principal of or interest on, or any other amount payable in respect of, one or more items of Indebtedness (other than Indebtedness under this Agreement) in an individual or aggregate principal amount of $2,000,000 or more, in each case beyond the grace period, if any, provided therefor, only if, with respect to any Holding Company or any Project Company, such failure as could reasonably be expected to cause a Material Adverse Change; or (iii) breach or default by the Borrower or any Portfolio Company with respect to any term of one or more items of Indebtedness in the individual or aggregate principal amount referred to in clauses (i) or (ii) above (as applicable) beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause that Indebtedness to become due or be declared to be due and payable prior to its stated maturity and, in the case of any Holding Company or any Project Company, the same could reasonably be expected to cause a Material Adverse Change; provided that, any events referenced in Section 10.01(f)(ii) and, with respect to any Holding Company or Project Company only, Section 10.01(f)(iii), shall not constitute an Event of Default so long as the Borrower makes an optional prepayment of the Loans in an amount that the Lenders determine is sufficient to remedy any adverse impacts to the Lenders that the Lenders reasonably expect to incur as a result of such event within three (3) Business Days of the Lenders (or the Administrative Agent on their behalf) delivering notice of the amount of such prepayment; provided, further, that the

Borrower may make such optional prepayments, together with all optional prepayments made pursuant to Section 10.01(g), Section 10.01(h), and Section 10.01(k), up to two times in any calendar year and up to a total of four times in the aggregate.

(g) Judgments. One or more final and non-appealable judgment or judgments for the payment of money (i) in excess of $500,000 (exclusive of judgment amounts fully covered by insurance) shall be rendered against the Borrower, or the Parent or (ii) in excess of $2,000,000 (exclusive of judgment amounts fully covered by insurance) shall be rendered against or any Portfolio Company, and in any such case shall remain undischarged, unvacated, unstayed or unbonded for a period of sixty (60) or more consecutive days and, in the case of any Holding Company or any Project Company, the existence of such judgment could reasonably be expected to cause a Material Adverse Change; provided that, any event referenced in Section 10.01(g)(ii) with respect to any Holding Company or any Project Company shall not constitute an Event of Default so long as the Borrower makes an optional prepayment of the Loans in an amount that the Lenders determine is sufficient to remedy any adverse impacts to the Lenders that the Lenders reasonably expect to incur as a result of such event within three (3) Business Days of the Lenders (or the Administrative Agent on their behalf) delivering notice of the amount of such prepayment; provided, further, that the Borrower may make such optional prepayments, together with all optional prepayments made pursuant to Section 10.01(f), Section 10.01(h), and Section 10.01(k), up to two times in any calendar year and up to a total of four times in the aggregate.

(h) Governmental Approvals. Any Governmental Approval required for (i) the ownership by the Borrower of Portfolio, (ii) the ownership by any Portfolio Company of any other Portfolio Company the Capital Stock of which it owns on the Closing Date, (iii) the operation of any Project or any material portion thereof owned by any Portfolio Company or (iv) sales of energy, RECs or capacity from any Project, in each case, is revoked, terminated, withdrawn or ceases to be in full force and effect if (A) such revocation, termination, withdrawal or cessation has had or could reasonably be expected to cause a Material Adverse Change and (B) such revocation, termination, withdrawal or cessation is not cured within sixty (60) days following the occurrence thereof; provided that, any event referenced in Section 10.01(h)(ii), Section 10.01(h)(iii) or Section 10.01(h)(iv), in each case with respect to any Holding Company or any Project Company, shall not constitute an Event of Default so long as the Borrower makes an optional prepayment of the Loans in an amount that the Lenders determine is sufficient to remedy any adverse impacts to the Lenders that the Lenders reasonably expect to incur as a result of such event within three (3) Business Days of the Lenders (or the Administrative Agent on their behalf) delivering notice of the amount of such prepayment; provided, further, that the Borrower may make such optional prepayments, together with all optional prepayments made pursuant to Section 10.01(f), Section 10.01(g), and Section 10.01(k), up to two times in any calendar year and up to a total of four times in the aggregate.

(i) Impairment of Security, Financing Documents etc. Any of the Security Documents or any other Financing Document (other than in accordance with the provisions thereof) ceases to be in full force and effect and enforceable against the parties thereto, or the Borrower or the Parent shall repudiate, disavow or take legal action to challenge such effectiveness or enforceability, or any Lien granted therein ceases to be a valid and perfected Lien in favor of the Secured Parties on the Collateral described therein with the priority purported to be created thereby.

(j) [Reserved].

(k) Bankruptcy, Insolvency, etc. The Borrower, the Parent, Sponsor or any Portfolio Company shall:

(i) generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due, provided, with respect to any such Project Company, only if such failure as could reasonably be expected to cause a Material Adverse Change; provided, that, with respect to any Project Company, any event referenced in this Section 10.01(k)(i) shall not constitute an Event of Default so long as the Borrower makes an optional prepayment of the Loans in an amount that the Lenders determine is sufficient to remedy any adverse impacts to the Lenders that the Lenders reasonably expect to incur as a result of such event within three (3) Business Days of the Lenders (or the Administrative Agent on their behalf) delivering notice of the amount of such prepayment; provided, further, that the Borrower may make such optional prepayments, together with all optional prepayments made pursuant to Section 10.01(f), Section 10.01(g), Section 10.01(h) and clauses (ii) and (iii) of this Section 10.01(k), up to two times in any calendar year and up to a total of four times in the aggregate;

(ii) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of its property, or make a general assignment for the benefit of creditors; or in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of its property, and such trustee, receiver, sequestrator or other custodian shall not be discharged within sixty (60) days, provided, with respect to any Project Company, only if such action could reasonably be expected to cause a Material Adverse Change; provided that the Borrower hereby expressly authorizes each Secured Party to appear in any court conducting any relevant proceeding during such sixty (60)-day period to preserve, protect and defend their rights under the Financing Documents; provided, further, that, with respect to any Project Company, any event referenced in this Section 10.01(k)(ii) shall not constitute an Event of Default so long as the Borrower makes an optional prepayment of the Loans in an amount that the Lenders determine is sufficient to remedy any adverse impacts to the Lenders that the Lenders reasonably expect to incur as a result of such event within three (3) Business Days of the Lenders (or the Administrative Agent on their behalf) delivering notice of the amount of such prepayment; provided, further, that the Borrower may make such optional prepayments, together with all optional prepayments made pursuant to Section 10.01(f), Section 10.01(g), Section 10.01(h) and clauses (i) and (iii) of this Section 10.01(k), up to two times in any calendar year and up to a total of four times in the aggregate; or

(iii) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect of such Person, and, if any such case or proceeding is not commenced by such Person, such case or proceeding shall be consented to or acquiesced in by such Person or shall result in the entry of an order for relief or shall remain undismissed for sixty (60) days, provided, with respect to any Project Company, only if such action could reasonably be expected to cause a Material Adverse Change; provided, that the Borrower hereby expressly authorizes each Secured Party to appear in any court conducting any such case or proceeding during such sixty (60)-day period to preserve, protect and defend their rights under the Financing Documents. provided, further, that, with respect to any Project Company, any event referenced in this Section 10.01(k)(iii) shall not constitute an Event of Default so long as the Borrower makes an optional prepayment of the Loans in an amount that the Lenders determine is sufficient to remedy any adverse impacts to the Lenders that the Lenders reasonably expect to incur as a result of such event within three (3) Business Days of the Lenders (or the Administrative Agent on their behalf) delivering notice of the amount of such prepayment; provided, further, that the Borrower may make such optional prepayments, together with all optional prepayments made pursuant to Section 10.01(f), Section 10.01(g), Section 10.01(h) and clauses (i) and (ii) of this Section 10.01(k), up to two times in any calendar year and up to a total of four times in the aggregate.

(l) Organizational Documents. The Portfolio LLC Agreement or any Holding Company LLC Agreement is terminated or ceases to be valid and in full force and effect prior to its stated maturity date other than as a result of an amendment or termination permitted hereunder or, in the case of any termination of a Holding Company LLC Agreement, as a result of any sale of all membership interests in the related Holding Company pursuant to a transaction the consummation of which does not constitute an Event of Default.

(m) Change of Control. Any Change of Control shall occur.

(n) Pension Plans. Any ERISA Event shall occur that could reasonably be expected to result in a Material Adverse Change.

SECTION 10.02 Action if Event of Default. If any Event of Default shall occur, the Administrative Agent shall, upon the direction of the Required Lenders, by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable, whereupon the full unpaid amount of such Loans and other Obligations that shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment.

ARTICLE XI.

THE AGENTS

SECTION 11.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints BANA to act on its behalf as the Administrative Agent and as the Collateral Agent hereunder and under the other Financing Documents and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to the Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article XI are solely for the benefit of the Agents and the Lenders, and none of the Borrower, the Parent nor Sponsor shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Financing Documents (or any other similar term) with reference to the Administrative

Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 11.02 Rights as a Lender. The Person serving as the Administrative Agent or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or Collateral Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 11.03 Exculpatory Provisions. The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Financing Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, each Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Financing Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Financing Documents), provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Financing Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law ; and

(c) shall not, except as expressly set forth herein and in the other Financing Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

Each Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.01 and 10.03) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. Each Agent shall be deemed not to have Knowledge of any Default unless and until notice describing such Default is given in writing to such Agent by the Borrower or a Lender.

Each Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Financing Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Financing Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

SECTION 11.04 Reliance by Agents. The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agents also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. The Agents may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 11.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Financing Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article XI shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent. Each Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 11.06 Resignation of Agent.

(a) The Administrative Agent or Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the

“Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) The Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent or Collateral Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Financing Documents (if not already discharged therefrom as provided above in this Section 11.06). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Financing Documents, the provisions of this Article XI, Section 12.03 and Section 12.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

SECTION 11.07 Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Financing Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 11.08 Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower or the Parent, the Agents (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 12.03 and 12.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agents and, in the event that an Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 12.03 and 12.04.

Nothing contained herein shall be deemed to authorize the Agents to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Agents to vote in respect of the claim of any Lender in any such proceeding.

SECTION 11.09 No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Financing Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Financing Documents; (ii) (A) the Administrative Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Financing Documents; and (iii) the Administrative Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 11.10 Payments by Borrower; Presumptions by Agents. Unless an Agent shall have received notice from the Borrower prior to the date on which any payment is due to such Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the applicable Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the applicable Agent in accordance with banking industry rules on interbank compensation.

SECTION 11.11 Posting of Approved Electronic Communications.

(a) The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or Collateral Agent or unless the electronic mail address referred to below has not been provided by such Agent to the Borrower, that it will provide to such Agent all information, documents and other materials that it is obligated to furnish to such Agent pursuant to the Financing Documents or to the Lenders under Section 7.01, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Notice of Borrowing pursuant to Section 2.03(a), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Financing Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Agent to an electronic mail address as directed by the Agent. In addition, the Borrower agrees to continue to provide the Communications to the Agents or the Lenders, as the case may be, in the manner specified in the Financing Documents but only to the extent requested by the applicable Agent.

(b) The Borrower hereby acknowledges that (a) the Administrative Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak, ClearPar, or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d) Each Agent agrees that the receipt of the Communications by such Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to such Agent for purposes of the Financing Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Financing Documents. Each Lender agrees to notify the Agents in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(e) Nothing herein shall prejudice the right of the Agents or any Lender to give any notice or other communication pursuant to any Financing Document in any other manner specified in such Financing Document.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

SECTION 12.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Financing Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 5.01 without the written consent of each Lender;

(b) postpone any date fixed by this Agreement or any other Financing Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Financing Document without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iv) of the second proviso to this Section 12.01) any fees or other amounts payable hereunder or under any other Financing Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(d) alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

(e) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Financing Document.

(f) Notwithstanding the other provisions of this Section 12.01, the Administrative Agent may (but shall have no obligation to):

(i) amend or supplement the Financing Documents without the consent of any other Lender for the purpose of curing any ambiguity, defect, inconsistency or typographical or drafting error in the Financing Documents;

(ii) extend the timing requirements of this Agreement for the purposes of delivery of financial statements, related certificates and an updated Base Case Financial Model for an additional period not to exceed 30 days; and

(iii) approve recalculations of Minimum Principal Payment Amounts as a result of mandatory or optional prepayments of the Term Loans.

SECTION 12.02 Notices; Time. All notices and other communications provided under each Financing Document shall be in writing or by facsimile and addressed, delivered or transmitted, if to the Borrower or the Administrative Agent, at its address or facsimile number set forth on Schedule I, and if to a Lender, to the applicable Person at its address or facsimile number set forth on Schedule I or set forth in the Lender Assignment Agreement pursuant to which such Lender became a Lender hereunder, or, in any case, at such other address or facsimile number as may be designated by any such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Unless otherwise indicated, all references to the time of a day in a Financing Document shall refer to New York, New York time. Electronic mail and Internet and intranet websites may, at the discretion of the Administrative Agent, be used to distribute routine communications, such as financial statements and other information as provided in Section 11.11(a), to distribute Financing Documents for execution by the parties thereto and distribute executed Financing Documents and may not be used for any other purpose.

SECTION 12.03 Payment of Costs and Expenses. The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent (including the reasonable fees and out-of-pocket expenses of counsel to the Administrative Agent and of local counsel, if any, who may be retained by or on behalf of the Administrative Agent from and after the Closing Date, in connection with:

(a) the negotiation, preparation, execution and delivery of any amendments, waivers, consents, supplements or other modifications to any Financing Document as may from time to time hereafter be required;

(b) the filing, recording, refiling or rerecording of any Financing Document (including the Filing Statements) and all amendments, supplements, amendments and restatements and other modifications to any thereof, searches made following the Closing Date in jurisdictions where Filing Statements (or other documents evidencing Liens in favor of the Secured Parties) have been filed or recorded and any and all other documents or instruments of further assurance required to be filed or recorded, or refiled or rerecorded by the terms of any Financing Document; and

(c) the preparation and review of the form of any document or instrument relevant to any Financing Document.

The Borrower further agrees to pay, and to save each Secured Party harmless from all liability for, Other Taxes or Indemnified Taxes that may be payable in connection with the execution or delivery of each Financing Document, the Loans or the issuance of the Term Loan Notes, as applicable. The Borrower also agrees to reimburse each Secured Party upon demand for all out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses of counsel to each Secured Party) incurred by such Secured Party in connection with (x) the negotiation of any restructuring or “work-out” with the Borrower, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

SECTION 12.04 Indemnification. In consideration of the execution and delivery of this Agreement by each Secured Party, the Borrower hereby indemnifies, exonerates and holds each Secured Party and each of their respective officers, directors, employees and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements, whether incurred in connection with actions between or among the parties hereto or the parties hereto and third parties (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to:

(a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan;

(b) the entering into and performance of any Financing Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Lenders pursuant to Article V not to fund the Loans, provided that, any such action is resolved in favor of such Indemnified Party); or

(c) each Lender’s Environmental Liability (the indemnification herein shall survive repayment of the Obligations and any transfer of the property of the Borrower or any Portfolio Company by foreclosure or by a deed in lieu of foreclosure for any Lender’s Environmental Liability, regardless of whether caused by, or within the control of, the Borrower or such Subsidiary), except to the extent that (i) the facts or events that are the basis for the Lender’s Environmental Liability first and solely arise or occur after such transfer by foreclosure or deed in lieu of foreclosure, and (ii) neither the Borrower nor any Portfolio Company could have any Environmental Liabilities or Costs with respect to such facts and events;

except for Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party’s gross negligence or willful misconduct. It is expressly understood and agreed that to the extent that any Indemnified Party is strictly liable under any Environmental Laws, the Borrower’s obligation to such Indemnified Party under this indemnity shall likewise be without regard to fault on the part of the Borrower with respect to the violation or condition that results in liability of an Indemnified Party. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under Applicable Law.

SECTION 12.05 Survival. The obligations of the Borrower under Sections 4.01, 4.02, 12.03 and 12.04 and the obligations of the Lenders under Section 11.10 in each case survive any assignment from one Lender to another (in the case of Sections 12.03 and 12.04) and the occurrence of the Termination Date. The representations and warranties made by the Borrower in each Financing Document shall survive the execution and delivery of such Financing Document, and shall continue in full force and effect with respect to the date as of which they were made as long as any Loan or other Obligation of the Borrower hereunder shall remain unpaid or unsatisfied. The provisions of Section 4.01 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, or the termination of this Agreement or any provision hereof.

SECTION 12.06 Severability. Any provision of any Financing Document that is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Financing Document or affecting the validity or enforceability of such provision in any other jurisdiction, and the remaining provisions shall be construed without giving effect to the prohibited or unenforceable provisions.

SECTION 12.07 Headings. The various headings of each Financing Document are inserted for convenience only and shall not affect the meaning or interpretation of such Financing Document or any provisions thereof.

SECTION 12.08 Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original (whether such counterpart is originally executed or an electronic copy of an original) and each party hereto expressly waives its rights to receive originally executed documents other than with respect to any Term Loan Notes and all of which shall constitute together but one and the same agreement.

SECTION 12.09 Governing Law; Entire Agreement. THIS AGREEMENT AND THE NOTES WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. The Financing Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.

SECTION 12.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Borrower may not assign or transfer its rights or obligations hereunder or under any other Financing Document to which it is a party without the consent of all of the Lenders.

SECTION 12.11 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $500,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) days after having received notice thereof; and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the credit facility provided herein; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to a natural Person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.01, 4.02, 12.03 and 12.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a

“Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for indemnifications owed to the Administrative Agent without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 12.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.01 and 4.02 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 4.02(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 4.06 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 4.01 or 4.02, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.04 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Financing Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Financing Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle that is an Affiliate of such Lender (an “SPC”), and identified as such in writing by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Term Loan Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this clause (i), any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 12.11 may not be amended without the written consent of the SPC. The Borrower acknowledges and agrees that each SPC shall be entitled to the benefits of Sections 4.02, 4.04, 4.05 12.03 or 12.04 to the same extent as if it were a Lender, provided that any such SPC shall not be entitled to receive any greater payment under Sections 4.02, 12.03 or 12.04 than the applicable Lender would have been entitled to receive with respect to the Loans granted to such SPC.

(g) Notwithstanding the foregoing, no assignment may be made and no participation may be sold to an Ineligible Assignee.

(h) Should any Lender request compensation under Section 4.02(a)(i) or indemnification under Section 4.02(d), (an “Affected Lender”), at the request of any Lender other than the Affected Lender, the Administrative Agent shall cooperate with the Borrower and such Lender to replace such Affected Lender with another Person that shall be acceptable to the Borrower and such Lender and that shall be willing to assume the Affected Lender’s obligations under this Agreement at par (including accrued interest and other Obligations owed to such Lender). Subject to the provisions of the next following sentence, such Person shall be substituted for the Affected Lender hereunder upon execution and delivery to the Administrative Agent of an agreement acceptable to the Borrower and the Administrative Agent by such Person assuming the Affected Lender’s obligations under this Agreement and the payment to the Affected Lender of all principal, accrued interest and other amounts owing to such Lender hereunder, and all principal and interest that would otherwise have been payable to the Affected Lender shall thereafter be payable to such Person. Nothing in (and no action taken pursuant to) this clause (k) shall relieve the Affected Lender from any liability it might have to the Borrower, to the Administrative Agent or to the other Lenders hereunder accruing prior to the assignment of the Affected Lender’s Loans hereunder.

SECTION 12.12 Non-Recourse Parties.

(a) Each Secured Party, whether as a party hereto or by its acceptance of the benefits hereof, acknowledges and agrees that the obligations of the Borrower under this Agreement and the other Financing Documents, including with respect to the payment of the principal of, or interest on any Obligations, or any part thereof, or for any claim based thereon or otherwise in respect thereof or related thereto, are obligations solely of the Borrower and shall be satisfied solely from the Collateral and the assets of the Borrower and shall not constitute a debt or obligation of any of the Affiliates of the Borrower (other than with respect to their obligations in connection with the Pledge Agreement), nor of any past, present or future officers, directors, managers, employees, members, shareholders, agents, attorneys or representatives of such parties and their respective Affiliates (collectively, the “Non-Recourse Parties”).

(b) Each Secured Party that is a party hereto acknowledges and agrees that the Non-Recourse Parties shall not be liable for any amount payable under this Agreement or any Financing Document, and no Secured Party shall seek a money judgment or deficiency or personal judgment against any Non-Recourse Party for payment or performance of any obligation of the Borrower under this Agreement or other Financing Documents; provided that the foregoing provisions of this Section 12.12 shall not (i) constitute a waiver, release or discharge of any of the Obligations, or of any of the terms, covenants, conditions, or provisions of this Agreement or any other Financing Document and the same shall continue (but without personal liability to the Non-Recourse Parties) until fully paid, discharged, observed, or performed; or (ii) limit or restrict the right of the Administrative Agent, the Collateral Agent or any other Secured Party to name the Borrower or any other Person as a defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to this Agreement or any Financing Document, or for injunctive relief or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Party, except as set forth in this Section 12.12.

(c) The acknowledgments, agreements and waivers set out in this Section 12.12 shall survive termination of this Agreement and be enforceable by any Non-Recourse Party and are a material inducement for the execution of this Agreement and the other Financing Documents by the Borrower.

SECTION 12.13 Other Transactions. Nothing contained herein shall preclude the Administrative Agent or any other Lender from engaging in any transaction, in addition to those contemplated by the Financing Documents, with the Borrower or any of its Affiliates that is not otherwise prohibited under this Agreement.

SECTION 12.14 Independence of Covenants and Default Provisions. All covenants and default provisions contained in this Agreement or any other Financing Document shall be given independent effect such that, in the event a particular action or condition is not permitted by any of such covenants or default provisions, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant or default provision shall not, unless expressly so provided in such first covenant or default provision, avoid the occurrence of a Default if such action is taken or such condition exists.

SECTION 12.15 Confidentiality.

(a) Subject to the provisions of clauses (b) and (c) of this Section 12.15, each Lender agrees that it will not disclose without the prior consent of the Borrower (other than to its officers, directors, employees, auditors, advisors or counsel if the Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 12.15 to the same extent as such Lender) any information that is now or in the future furnished pursuant to this Agreement or any other Financing Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this clause (a) by the respective Lender or any other Person to whom such Lender has provided such information as permitted by this Section 12.15, (ii) as may be required or appropriate in any report, statement or testimony submitted to any foreign, municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or its holding or parent company or to the Federal Reserve Board or the Deposit Insurance Corporation (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent, (vi) to any pledgee referred to in clause (j) of Section 12.11 or any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Term Loan Notes or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 12.15, and (vii) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 12.15); provided, however, with respect to clauses (iii) and (iv) of this Section 12.15(a), that if any Lender is requested in any legal proceeding (including, without limitation, by interrogatories, requests for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any such information to anyone, such Lender will, to the extent permitted by law, rule, and regulation, provide the Borrower with prompt written notice so that the Borrower may seek, at the Borrower’s expense, a protective order or other appropriate remedy or waive compliance under this Section 12.15(a). If such protective order or other remedy is not obtained, or if the Borrower waives compliance with this Section 12.15(a), such Lender may disclose such information without liability hereunder, provided that such Lender furnishes only that portion of the information which in the judgment of its counsel (which may be Lender’s in-house legal department) is legally required and will exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information.

Notwithstanding anything to the contrary contained in this Section 12.15, Lender and its officers, directors, employees, auditors, advisors or counsel may disclose information to any governmental agency, regulatory authority or self-regulatory authority (including, without limitation, bank and securities examiners) having or claiming to have authority to regulate or oversee any aspect of Lender’s business or that of its Affiliates in connection with the exercise of such authority or claimed authority without notice to the Borrower so long as such order or request for disclosure does not specifically reference the Borrower, the Financing Documents or the assets underlying the Financing Documents.

(b) The Borrower hereby acknowledges and agrees that each Lender may share with any of its Affiliates, and such Affiliates may share with such Lender, any information related to the Borrower or any of its Subsidiaries, provided such Persons shall be subject to the provisions of this Section 12.15 to the same extent as such Lender.

(c) Notwithstanding the foregoing, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all persons of any kind, the Tax treatment and any facts that may be relevant to the Tax structure of the transaction, provided, however, that no party (and no employee, representative, or other agent thereof) shall disclose any other information that is not relevant to understanding the Tax treatment and Tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could reasonably result in a violation of any applicable securities law.

SECTION 12.16 Jurisdiction; etc.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Financing Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Credit Party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Financing Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Financing Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) The Borrower shall (i) irrevocably appoint Corporation Service Company with offices on the date hereof at 1180 Avenue of the Americas, Suite 210, New York, NY 10036-8401, as its agent to receive on behalf of the Borrower and its property service of copies of the summons and complaint and any other process that may be served in any such action or proceeding, and (ii) give notice of such appointment and the acceptance thereof to the Lenders. Such service may be made by mailing or delivering a copy of such process to the Borrower in care of Corporation Service Company at Corporation Service Company’s above address, and the Borrower hereby irrevocably authorizes and directs Corporation Service Company to accept such service on its behalf. If for any reason Corporation Service Company shall cease to act as such for the Borrower, the Borrower hereby agrees to designate a new agent in New York City on the terms and for the purposes of this Section 12.16 reasonably satisfactory to the Administrative Agent. Such service may be made by mailing or delivering a copy of such process to the Borrower in care of Corporation Service Company or such agent at its address, and the Borrower hereby irrevocably authorizes and directs Corporation Service Company or such other agent to accept such service on its behalf (provided that such documentation shall also be delivered to the Borrower at its then effective notice address pursuant to Section 12.02. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Financing Documents in the courts of any jurisdiction. As an alternative method of service, the Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at the address specified pursuant to Section 12.02.

SECTION 12.17 Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, EACH LENDER AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH FINANCING DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, SUCH LENDER OR THE BORROWER IN CONNECTION THEREWITH. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER FINANCING DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND EACH LENDER ENTERING INTO THE FINANCING DOCUMENTS.

SECTION 12.18 Collateral Agent. Each Lender and, by its acceptance of the benefits of the Security Documents, each other Secured Party acknowledges the rights of, limitations of duty and other provisions with respect to the Collateral Agent set forth in Section 6.06 of the Security Agreement, and the Collateral Agent shall be entitled to the rights, protections, immunities and indemnities set forth in the Security Agreement as if specifically set forth herein.

SECTION 12.19 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

SECTION 12.20 Patriot Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

HA WIND I LLC,
as the Borrower

By:	/s/ Jeffrey W. Eckel
Name:	Jeffrey W. Eckel
Title:	President

S-1	Credit Agreement

BANK OF AMERICA, N.A.,
as Collateral Agent

By:	/s/ Maria A. McClain
Name:	Maria A. McClain
Title:	Vice President

S-2	Credit Agreement

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Maria A. McClain
Name:	Maria A. McClain
Title:	Vice President

S-3	Credit Agreement

BANK OF AMERICA, N.A.,
as Lender

By:	/s/ Sheikh Omer-Farooq
Name:	Sheikh Omer-Farooq
Title:	Director

S-4	Credit Agreement